Exhibit 99.3

DISC’S BUSINESS

Overview

Disc is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of novel treatments for patients suffering from serious hematologic diseases. Disc has assembled a portfolio of clinical and preclinical product candidates that aim to modify fundamental biological pathways associated with the formation and function of red blood cells, specifically heme biosynthesis and iron homeostasis. Disc’s current pipeline includes, bitopertin for the treatment of erythropoietic porphyrias, including EPP and XLP, and DBA; and DISC-0974 for the treatment of anemia of MF and anemia of CKD. In addition, Disc has two product candidates in preclinical development: DISC-0998, a product candidate for the treatment of anemia associated with inflammatory diseases; and a Matriptase-2 inhibitor for the treatment of PV and diseases of iron overload. Disc’s approach to product candidate development leverages well-understood molecular mechanisms that have been validated in humans. Disc believes that each of its product candidates, if approved, has the potential to improve the lives of patients suffering from hematologic diseases.

Bitopertin is the lead product candidate in Disc’s heme biosynthesis modulation portfolio. Bitopertin was previously evaluated by Roche in a comprehensive clinical program in over 4,000 individuals in other indications which demonstrated the activity of bitopertin as a glycine transporter 1 (GlyT1) inhibitor and its effect on heme biosynthesis. Disc is planning to initially develop bitopertin for the treatment of erythropoietic porphyrias, including EPP and XLP. In July 2022, Disc received clearance of its IND for “A Randomized, Double-blind, Placebo-Controlled Study of Bitopertin to Evaluate the Safety, Tolerability, Efficacy, and Protoporphyrin IX (PPIX) Concentrations in Participants with Erythropoietic Protoporphyria (EPP)” from the FDA. In July 2022, Disc initiated BEACON, a Phase 2 open-label, parallel-dose clinical trial of bitopertin in EPP and XLP patients that is being conducted at sites in Australia. Separately, in October 2022 Disc initiated AURORA, a Phase 2, randomized, double-blind, placebo-controlled clinical trial of bitopertin in EPP patients that is being conducted at sites in the United States. Disc expects interim data from both of these trials in the first half of 2023. Disc is planning additional studies in Diamond-Blackfan Anemia (DBA) and other indications.

DISC-0974 is the lead product candidate in Disc’s iron homeostasis portfolio. DISC-0974 is designed to suppress hepcidin production and increase serum iron levels. Disc submitted an IND for DISC-0974 in June 2021, received clearance in July 2021, and participants completed a Phase 1 clinical trial in healthy volunteers in the U.S. in June 2022 with results showing evidence of target engagement, iron mobilization and erythropoiesis. Disc initiated a Phase 1b/2 clinical trial in June 2022 in patients with anemia of MF, and plans to initiate a separate Phase 1b/2 clinical trial by the end of 2022 in patients with anemia of CKD. Disc expects interim data from both of these trial in 2023. In addition, Disc is developing a preclinical anti-hemojuvelin, or HJV, monoclonal antibody, DISC-0998, which also targets hepcidin suppression and was in-licensed from AbbVie. DISC-0998 is designed to increase serum iron levels and has an extended serum half-life as compared to DISC-0974. Disc believes this profile may be desirable in certain subsets of patients with anemia associated with inflammatory diseases.

Lastly, Disc is developing a Matriptase-2 inhibitor as part of its iron homeostasis portfolio, which is designed to induce hepcidin production and reduce serum iron levels. Preclinical data has demonstrated positive results, and Disc is in the process of identifying and optimizing a development candidate in its Matriptase-2 inhibitor program. If successful, Disc expects to designate a lead candidate and commence IND-enabling studies.

Heme Biosynthesis Modulation: Bitopertin

Disc’s first therapeutic approach is focused on the modulation of heme biosynthesis, a multistep enzymatic process that is highly active in the formation of new red blood cells. Disc believes this approach has the potential to address a wide range of hematologic diseases where red blood cell formation becomes dysregulated. This includes a family of rare diseases called porphyrias, which are caused by genetic or acquired defects in the enzymes that mediate heme biosynthesis and result in the accumulation of toxic metabolites called porphyrins. Bitopertin is the most advanced product candidate in Disc’s heme biosynthesis portfolio. It is designed to be an oral, selective inhibitor of GlyT1, a key membrane transporter required to supply developing red blood cells with sufficient amounts of the amino acid glycine to support erythropoiesis. Glycine is necessary for the first step of heme biosynthesis, and by limiting glycine uptake in newly forming red blood cells, bitopertin has the potential to reduce the activity of the heme biosynthesis pathway, thereby reducing the pathological accumulation of toxic metabolites.

In May 2021, Disc licensed the worldwide rights to develop and commercialize bitopertin from Roche, a pharmaceutical company that had previously evaluated bitopertin in a comprehensive clinical program in over 4,000 individuals, originally with a focus on treating certain neurologic disorders. The data generated in these clinical trials failed to establish the efficacy of bitopertin in neurologic disorders. However, the data did demonstrate that, by limiting glycine uptake in newly forming red blood cells, bitopertin reduced the activity of the heme biosynthesis pathway, and Disc believes that this effect has the potential to treat many hematologic disorders. In addition, bitopertin was observed to be well tolerated in humans, with adverse events reported to be generally mild and infrequent across all trials conducted by Roche including at daily oral doses well above those that Disc plans to use in its clinical trials. Disc is initially focused on developing bitopertin for the treatment of erythropoietic protoporphyria, or EPP, and X-linked protoporphyria, or XLP, which are both diseases marked by severe photosensitivity and damage to the hepatobiliary system caused by the accumulation of protoporphyrin IX, or PPIX, a toxic metabolite of the heme biosynthesis pathway. Based on the demonstrated activity of bitopertin as a GlyT1 inhibitor and suppressor of heme biosynthesis in the clinical trials conducted by Roche, as well as the preclinical data Disc has generated in disease-relevant animal models and human cellular models, Disc has initiated a clinical program of bitopertin for EPP and XLP. In July 2022, Disc initiated BEACON, a Phase 2 open-label, parallel-dose clinical trial of bitopertin in EPP and XLP patients that is being conducted at sites in Australia. Interim data is expected in the first half of 2023. Separately, in October 2022, Disc initiated AURORA, a Phase 2, randomized, double-blind, placebo-controlled clinical trial of bitopertin in EPP patients that is being conducted at sites in the United States. In July 2022, Disc received IND clearance from the FDA. Interim data is expected in 2023. Disc also plans to explore the potential of bitopertin to treat other hematologic diseases, and plans to submit an IND in 2023 to initiate a clinical trial of bitopertin for DBA.

Targeting the Hepcidin Pathway to Modulate Iron Homeostasis: Anti-Hemojuvelin mAbs and Matriptase-2 inhibitor Programs

Disc is also developing a portfolio of product candidates focused on modulating iron homeostasis. Disc’s initial product candidates aim to control the production of hepcidin, which is the master regulator of iron homeostasis. Iron is an essential element that is required for erythropoiesis as well as other important biological functions, and when iron homeostasis becomes dysregulated, it can cause a wide range of diseases. Disc believes that modulating the production of hepcidin to correct pathologic alterations in iron homeostasis has the potential to be a powerful therapeutic strategy. Disc is leveraging two approaches that are designed to either suppress or induce hepcidin production in order to increase or decrease serum iron levels, respectively.

The lead product candidate in Disc’s iron homeostasis portfolio, DISC-0974, is designed to suppress hepcidin production and is in development for the treatment of anemia associated with inflammatory diseases. DISC-0974, an antibody that Disc in-licensed from AbbVie Deutschland GmbH & Co. KG, or AbbVie, is designed to inhibit HJV, a critical regulator of hepcidin production. Disc selected this target because the effects of inhibiting HJV, namely decreased hepcidin and increased serum iron levels, have been genetically demonstrated in both animal knockout studies and in patients with juvenile hemochromatosis who lack fully functional genes encoding HJV. Disc has completed its Phase 1, placebo-controlled, single-ascending dose clinical trial of DISC-0974 in healthy volunteers. Data from the Phase 1 clinical trial showed evidence of target engagement and iron mobilization and erythropoiesis. At the highest dose, a single 56 mg dose delivered by subcutaneous administration, DISC-0974 increased hemoglobin levels by greater than 1 g/dL relative to the placebo group. Data from the Phase 1 trial were presented at the 2022 European Hematology Association meeting. Disc initiated a Phase 1b/2 open-label clinical trial in patients with anemia of myelofibrosis, or MF, in July 2022 and expects to initiate a separate Phase 1b/2 placebo controlled, multiple ascending dose clinical trial in patients with anemia associated with chronic kidney disease, or CKD, by the end of 2022. Disc expects interim data from these two trials in 2023. DISC-0974 has undergone testing in healthy volunteers and just begun clinical testing for anemia of MF. DISC-0974 has not yet undergone testing for anemia associated with CKD, and therefore there can be no assurance that DISC-0974 will achieve the desired effects in these indications. In addition, Disc is developing a preclinical anti-HJV monoclonal antibody, DISC-0998, which also is designed to target hepcidin suppression and was in-licensed from AbbVie. DISC-0998 is designed to increase serum iron levels and has an extended serum half-life as compared to DISC-0974. Disc believes this profile may be desirable in certain subsets of patients with anemia associated with inflammatory diseases.

As part of Disc’s portfolio to modulate iron homeostasis, Disc is also advancing a preclinical program that has generated compounds designed to increase hepcidin and decrease serum iron levels. This approach is intended to restrict iron availability in a range of diseases where lowering serum iron levels would be beneficial, such as excessive red blood cell production in PV and diseases of iron overload. Disc’s program is focused on inhibiting Matriptase-2, a serine protease encoded by the gene TMPRSS6 that normally serves to limit hepcidin production. Disc believes that by inhibiting Matriptase-2, Disc’s compounds have the potential to enable the production of hepcidin and, in turn, restrict iron availability. Disc selected this target based on the genetic confirmation of the effects of decreased Matriptase-2 activity in both animal knockout studies and in patients with iron-refractory iron deficiency anemia who lack fully functional genes encoding Matriptase-2. Disc has generated selective small molecule inhibitors of Matriptase-2 for which Disc has demonstrated effects on hepcidin and serum iron levels in preclinical studies. Disc is in the process of identifying and optimizing a development candidate in its Matriptase-2 inhibitor program and, if successful, Disc expects to designate a lead candidate and commence IND-enabling studies.

Disc’s Pipeline

Disc is building an innovative pipeline of product candidates that aim to modify fundamental biological pathways associated with the formation and function of red blood cells. Disc owns worldwide rights to each of its current product candidates.

Clinical-Stage Product Candidates

The diagram below reflects the status of the clinical-stage product candidates, bitopertin and DISC-0974, and clinical trials that have been completed, are ongoing or are expected to initiate by the end of 2022. The timelines described reflect Disc’s current expectations and beliefs based on its internal plans and certain limited regulatory interactions to date.

Disc also plans to develop bitopertin and DISC-0974 for other indications. For example, Disc is exploring the potential for bitopertin as a treatment for macrocytic anemias, such as DBA and certain types of myelodysplastic syndromes, or MDS, in preclinical studies and plans to submit an IND for the clinical study of biopertin DBA in 2023.

Preclinical Product Candidates

As previously described, Disc also has several preclinical-stage programs in development, including:

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DISC-0998: a separate, preclinical anti-HJV monoclonal antibody, which is also designed to target hepcidin suppression and was in-licensed from AbbVie. DISC-0998 is designed to increase serum iron levels and has an extended serum half-life as compared to DISC-0974. Disc believes this profile may be desirable in certain subsets of patients with anemia associated with inflammatory diseases.

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Matriptase-2 (TMPRSS6) inhibitors: a preclinical program designed to induce hepcidin production and reduce serum iron levels. Disc has generated selective, small molecule inhibitors that have been shown in preclinical studies to increase hepcidin and restrict iron. Disc is in the process of identifying and optimizing a development candidate for further study.

Disc’s Corporate History and Team

Disc was founded in 2017 with the mission to design, develop, and commercialize medicines for patients with hematologic diseases. Since inception, Disc has focused on building its pipeline of product candidates through both internal drug discovery activities and external business development, conducting preclinical studies and clinical trials, and establishing and maintaining its intellectual property portfolio.

Disc has assembled a management team with extensive experience in successfully developing, manufacturing, and commercializing transformative therapies as well as in business development and alliance management. Collectively, Disc’s team led, or was involved in, the development, regulatory approval, and commercialization of therapies for hematologic diseases, such as Idhifa, Reblozyl, Pyrukynd and Tibsovo, as well as numerous late-stage clinical and approved therapies for other therapeutic areas. Disc’s team has significant previous experience at leading biotechnology and pharmaceutical companies, including Acceleron Pharma, Inc., Agios Pharmaceuticals, Inc., Astellas Pharma, Inc., Bristol-Myers Squibb Company, GlaxoSmithKline, Johnson & Johnson, Merck & Co., Inc., Takeda Pharmaceutical Co., and The Medicines Company. Disc’s management team’s wide-ranging expertise in rare diseases, hematology, medicinal chemistry, protein biochemistry, and clinical development provide a singular vision for building a company focused on fundamental mechanisms to develop treatments for patients with hematologic diseases.

Since inception, Disc has raised an aggregate of approximately $145 million of gross proceeds from the sale of equity securities. Disc’s principal stockholders include Atlas Venture, Novo Holdings, Access Biotechnology and OrbiMed.

Disc’s Strategy

Disc’s mission is to significantly improve the lives of patients suffering from hematologic diseases by developing differentiated product candidates, including ones designed to target fundamental pathways associated with the formation and function of red blood cells. To achieve Disc’s mission, Disc is focused on the following key elements of its strategy:

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Advance the clinical development of bitopertin for the treatment of patients with EPP and XLP and expand into other diseases characterized by dysregulation of the heme biosynthesis pathway. In multiple clinical trials conducted by Roche in other indications, bitopertin was observed to be a regulator of heme biosynthesis. Disc is initially developing bitopertin for the treatment of patients with EPP and XLP, which are part of a group of severe diseases, known as porphyrias, caused by defects in the heme biosynthesis pathway that cause an accumulation of toxic metabolites referred to as porphyrins. Based on the clinical data generated by Roche in multiple clinical trials in other indications and the compelling preclinical data Disc has generated, Disc believes bitopertin has the potential to be a disease-modifying treatment for these patients. In July 2022, Disc initiated BEACON, a Phase 2 open-label, parallel-dose clinical trial of bitopertin in EPP and XLP patients that is being conducted at sites in Australia. Interim data are expected in the first half of 2023. Separately, Disc has initiated AURORA, a Phase 2, randomized, double-blind, placebo-controlled clinical trial of bitopertin in EPP patients that is being conducted at sites in the United States. In July 2022, Disc received IND clearance from the FDA and initiated AURORA in October 2022. Disc also plans to explore the potential of bitopertin to treat other hematologic diseases, including a rare, inherited disorder called Diamond-Blackfan Anemia (DBA).

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Advance the clinical development of DISC-0974 for the treatment of anemia associated with myelofibrosis, chronic kidney disease and other inflammatory diseases. Disc is initially developing its lead hepcidin-suppressing program, DISC-0974, for the treatment of anemia associated with MF and CKD. Disc has completed a Phase 1, placebo-controlled, single-ascending dose clinical trial of DISC-0974 in healthy volunteers. Data from the Phase 1 clinical trial showed evidence of target engagement and iron mobilization and erythropoiesis. Disc initiated a Phase 1b/2 open-label clinical trial in patients with anemia of MF in July 2022 and expects to initiate a separate Phase 1b/2 placebo controlled, multiple ascending dose clinical trial in patients with anemia associated with CKD by the end of 2022. Disc expects interim data from these two trials in 2023. Disc also plans to further expand the development of DISC-0974 into anemias associated with other inflammatory diseases, such as inflammatory bowel disease.

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Design and develop a selective, orally available Matriptase-2 inhibitor for the treatment of PV and expand into other diseases associated with excess iron availability. Through Disc’s internal drug discovery and development efforts, Disc is in the process of identifying and optimizing a development candidate for its Matriptase-2 inhibitor program, which is the second program in its iron homeostasis portfolio and is focused on hepcidin induction. The inhibition of Matriptase-2 has been shown in non-clinical and clinical studies to increase hepcidin levels and thereby restrict iron availability and the formation of new red blood cells. In clinical trials conducted by third parties, iron restriction through a hepcidin mechanism resulted in disease control in patients with PV, which is Disc’s initial indication of focus for this program. Disc has designed molecules that have demonstrated rapid increases in hepcidin levels in preclinical models. If Disc’s drug discovery efforts are successful, Disc expects to designate a lead clinical candidate and initiate IND-enabling studies.

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Continue to build Disc’s pipeline through internal research or business development. Though Disc has yet to generate clinical data for its product candidates, other than Phase 1 data for DISC-0974, Disc believes that all of its current product candidates, if approved, could have pipeline-in-a-product potential, and for each product candidate, Disc plans to explore its potential across multiple hematologic diseases. In addition, Disc plans to leverage its expertise in hematology to further grow its pipeline through both internal discovery and development of new therapeutic candidates and in-licensing of external assets. This approach includes developing both next-generation programs to support Disc’s existing heme biosynthesis and iron homeostasis portfolios as well as molecules that target other pathways associated with red blood cells that may be of strategic and biological interest. For example, Disc is developing DISC-0998, a preclinical monoclonal antibody as a next generation product candidate against HJV, the same target as DISC-0974. Disc believes DISC-0998 has improved pharmacokinetic and pharmacodynamic properties that may benefit certain subsets of patients with anemia associated with inflammatory diseases.

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Opportunistically evaluate strategic collaborations to maximize the value of Disc’s product candidates and preclinical programs. Disc has obtained exclusive, worldwide licenses for the development and commercialization of bitopertin, DISC-0974, and DISC-0998, and Disc owns worldwide rights to its internally developed Matriptase-2 inhibitor program. As Disc advances the development of its product candidates and preclinical programs across multiple indications and continues to generate additional data, Disc intends to continuously evaluate its options for maximizing the value of its overall portfolio. For example, in certain geographies, Disc may opportunistically enter into strategic collaborations to accelerate the development and maximize the commercial potential of any or all of its product candidates or preclinical programs. For each product candidate, preclinical program, indication, and geographic region, Disc’s goal is to find the best path forward for the development of Disc’s product candidates and preclinical programs in order to treat patients in need of new therapies, while also maximizing value for Disc’s stockholders.

Disc’s Approach

Disc’s goal is to continue to build and advance a portfolio of product candidates that focus on fundamental biological pathways associated with the formation and function of red blood cells. Red blood cells have the essential role of carrying oxygen via hemoglobin to all tissues and organs in the body. The biological processes that are required to maintain normal levels of functional red blood cells are complex, and a variety of congenital and acquired diseases occur due to imbalances or deficiencies in red blood cell formation and function. Two key components needed to support the formation and function of red blood cells are heme and iron. Heme is an essential part of red blood cells, and when complexed into the hemoglobin protein, it performs the vital function of transporting oxygen throughout the body. Iron is a key component of heme, and therefore both iron and heme are required for erythropoiesis, the biological process by which precursor cells in the bone marrow mature to become red blood cells. Based on previously conducted animal models and preclinical data, Disc believes its product candidate portfolio, by targeting fundamental pathways in red blood cell biology, has the potential to address a range of hematologic diseases in which modification of iron and heme plays a critical function.

Disc is focused on therapeutic approaches that modulate heme and iron to address diseases of heme biosynthesis and red blood cell production. Disc’s current pipeline is focused on the following three approaches:

•	Modulating the heme biosynthesis pathway, which is anticipated to be useful in diseases caused by excesses in toxic heme pathway metabolites, e.g. erythropoietic porphyrias;

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Increasing iron availability to red blood cell precursors, which is anticipated to have direct effects on increasing red blood cell production to correct anemia in diseases of iron restriction, e.g. anemia associated with inflammatory diseases; and

•	Decreasing iron availability, which is anticipated to lower red blood cell production in diseases of excessive red cell production, e.g. polycythemia vera.

Additionally, Disc focuses on therapeutic mechanisms that have been validated in humans, through evidence from either human genetics or third-party clinical trials. For example, Disc’s lead program, bitopertin, which has been evaluated in over 4,000 individuals, has demonstrated suppression of heme biosynthesis in multiple clinical trials conducted by Roche. The targets of Disc’s iron homeostasis portfolio, HJV and Matriptase-2, have both been genetically validated in humans and shown to have a role in the regulation of hepcidin and iron homeostasis. For example, individuals with inherited loss of the HJV gene exhibit low levels of hepcidin and individuals with inherited loss of the Matriptase-2 gene exhibit elevated levels of hepcidin.

By focusing on fundamental red blood cell biology that is validated in humans, Disc believes that its product candidates are more likely to exhibit well-defined biological effects in clinical trials and have the potential for broad applicability across a wide range of hematologic diseases.

Disc’s Heme Biosynthesis Modulation Portfolio

Disc’s first therapeutic approach is focused on the treatment of diseases caused by defects in heme biosynthesis, a multistep enzymatic process that is critical for the formation of new red blood cells. Heme is an essential part of red blood cells, and when complexed into the hemoglobin protein, it performs the vital function of transporting oxygen throughout the body. However, genetic or acquired defects in the enzymes that mediate heme biosynthesis, as well as deficiencies in the incorporation of heme into hemoglobin, can result in the accumulation of toxic metabolites, leading to a range of hematologic diseases.

Heme Biosynthesis: Fundamental to Erythropoiesis

Erythropoiesis is the biological process by which precursor cells in the bone marrow mature to become red blood cells. The primary function of red blood cells is to transport oxygen throughout the body. Hemoglobin, an iron-containing protein found in all red blood cells, is responsible for binding to oxygen in the lungs, transporting it throughout the body and releasing it in peripheral tissues. The key oxygen binding function of hemoglobin is mediated by its heme component, a molecular complex comprising a porphyrin molecule and iron. Because red blood cells consist largely of heme-containing hemoglobin, newly forming red blood cells must synthesize tremendous amounts of heme. Heme biosynthesis is a complex process that begins with the amino acid glycine and requires multiple subsequent enzymatic reactions, as shown in the figure below. Heme is a highly reactive and potentially toxic complex, as are many of the porphyrin molecules that are generated as metabolic intermediates during heme biosynthesis. As a result, heme biosynthesis is tightly regulated to avoid a build-up of free heme or porphyrins. As new red blood cells are forming in the bone marrow, the heme biosynthesis pathway is tightly coordinated with the expression of the protein subunits of hemoglobin, the globins, and the uptake of iron. The vast majority of newly synthesized heme is incorporated into hemoglobin and does not accumulate in free form to toxic levels. Moreover, the entire process of erythropoiesis is regulated by the availability of heme. As a result, agents that affect heme biosynthesis have broad potential to treat diseases of the heme and hemoglobin biosynthesis pathways and other hematologic diseases resulting from dysregulated erythropoiesis.

Overview of the Heme Biosynthesis Process – Eight Enzymatic Steps from Glycine to Heme

Heme Biosynthesis as a Therapeutic Target for Diseases

In many hematologic diseases, there is abnormal proliferation and differentiation of the progenitor cells that develop into red blood cells. An alteration in any aspect of red blood cell maturation can result in the build-up of metabolic intermediates from heme and hemoglobin biosynthesis, and these intermediates can cause a variety of disease states. Defects of the heme biosynthesis enzymes in the erythroid lineage can cause the build-up of metabolic intermediates called porphyrins and lead to a set of diseases referred to as EPs. In EPs, porphyrins accumulate to inappropriately high levels and cause damage, particularly in the skin, gallbladder, and liver. Similarly, defects in globin biosynthesis, often caused by mutations in the ribosomes that are necessary for mediating globin biosynthesis, result in the build-up of heme that is not complexed with globin. This free heme can damage newly forming red blood cells, leading to forms of anemia observed in DBA and in certain types of MDS. In diseases characterized by defects in the genes coding for the globins, such as sickle cell disease and beta thalassemia, the reduction of heme biosynthesis has the potential to reduce the production of pathologically altered globins that aggregate or polymerize, causing oxidative damage and hemolysis. In people without globin abnormalities, excessive production of red blood cells with normal hemoglobin can cause PV, in which the higher hematocrit can lead to thrombotic disease, including stroke. Restricting heme formation has the potential to ameliorate symptoms in certain patients with these hemoglobinopathies and disorders of red blood cell excess. Therefore, Disc believes that inhibitors of heme biosynthesis have the potential to treat a wide range of hematologic diseases by restricting the production of damaging metabolites, including porphyrins, heme and globins, as shown in the figure below.

Dysregulated Hemoglobin Biosynthesis is a Driver of Multiple Diseases

Erythropoietic Porphyrias

EPs are a family of rare, debilitating, and potentially life-threatening diseases caused by mutations that affect the heme biosynthesis pathway. These mutations result in the toxic accumulation of metabolic intermediates in the blood called porphyrins, which can absorb light through the skin and mediate the generation of toxic reactive oxygen species that cause damage to the skin and other tissues. Consequently, when patients with porphyria are exposed to sunlight, they experience excruciating pain, blistering, and edema in the skin. This severe phototoxicity often results in a lifelong aversion to and fear of light, which has a negative impact on patients and their families, particularly for young children. These effects include impaired psychosocial development and conditions, such as anxiety, depression, and social isolation that may require significant adjustments to career and other life choices. EPs comprise three subtypes that are each linked to a specific mutation or deficiency in one of the enzymes in the heme biosynthesis pathway: (1) EPP, which is linked to the ferrochelatase, or FECH, enzyme; (2) XLP, which is linked to the delta-aminolevulinic acid synthase-2, or ALAS2, enzyme; and (3) congenital erythropoietic porphyria, or CEP, which is linked to the uroporphyrinogen III cosynthase, or UROS, enzyme. As shown below, mutations in the FECH and ALAS2 enzymes lead to a pathological accumulation of PPIX, and as a result, patients with EPP or XLP typically have high levels of PPIX.

Genetic and Biochemical Basis for EPP and XLP: FECH and ALAS2 Mutations Increase PPIX Levels

EPP is a rare, inherited metabolic disease characterized by a deficiency of the FECH enzyme. FECH is responsible for the last step in heme biosynthesis and catalyzes the insertion of iron into PPIX to create the final heme moiety. In patients with EPP who have abnormally low levels of FECH, excessive amounts of PPIX accumulate in the bone marrow, blood plasma, and red blood cells. This accumulation of PPIX, which becomes highly reactive and toxic when exposed to light, causes the hallmark EPP symptom of photosensitivity, or skin hypersensitivity to sunlight and some types of artificial light, such as fluorescent lights. After exposure to light, the patient’s skin may initially become itchy and red, and then affected individuals often experience a severe burning sensation that may persist for days. PPIX also accumulates in the gallbladder and liver and causes complications in these organs for some patients. An estimated 25% of patients may develop gallstones that require surgical removal. Many patients live with subclinical liver damage, which progresses to overt liver failure and requires liver transplant in approximately 2% to 5% of patients. The onset of symptoms affecting the skin usually occurs in early childhood; however, in some cases, onset may not occur until adolescence or adulthood. EPP has been reported worldwide, with prevalence between 1 in 75,000 to 1 in 200,000, but a recent genetic study suggests that the genetic prevalence may be higher at approximately 1 in 17,000.

XLP is a genetically distinct inherited metabolic disease with a clinical presentation that is similar to EPP. The causative mutation in XLP occurs in the ALAS2 gene, which codes for the first enzyme in the heme biosynthesis pathway that is found on the X chromosome and inherited with an X-linked pattern. The mutation causes increased ALAS2 function, which results in pathologic accumulation of PPIX. XLP affects both males and females, but males usually develop a severe form of the disease. Females with an ALAS2 mutation may also develop the disease, but severity can range from being asymptomatic to a severe form. Similar to EPP, the major symptom of this disease is skin hypersensitivity to sunlight and some types of artificial light. The exact incidence or prevalence of XLP is unknown, but it is often estimated at one-tenth the incidence of EPP. EPP and XLP, when combined, are the third most common porphyria.

CEP, also known as Günther Disease, is the rarest and most severe form of the EPs and results from the deficient function in UROS, the fourth enzyme in the heme biosynthesis pathway. In CEP, the impaired function of this enzyme leads to the accumulation of excessive amounts of certain porphyrins, particularly in the bone marrow, plasma, red blood cells, urine, teeth, and bones. Similar to EPP and XLP, the major symptom of this disease is skin hypersensitivity to sunlight and some types of artificial light. However, in patients with CEP, the photoactivated porphyrins in the skin cause more profound blistering and scarring. Additionally, the accumulation of porphyrins in the bone impairs bone metabolism and can cause bone loss and deformities. CEP is extremely rare and there have been about 220 affected individuals reported to date.

Current Treatment Options for Erythropoietic Porphyrias

There are currently no disease-modifying therapies available to treat EPs other than bone marrow transplantation, which is associated with high rates of morbidity and mortality. Lifestyle alterations to avoid light exposure are the primary approach to managing phototoxicity in EP patients. Sunscreens, tinted windows, and protective clothing are also commonly used in addition to behavioral modifications. The only class of approved therapies for patients with EP are melanocortin 1 receptor agonists, which are designed to promote melanin production, or tanning, and thereby increase patient tolerance to sunlight. Afamelanotide, an a-melanocyte–stimulating hormone analog delivered by a surgically-administered subcutaneous implant, was approved by the U.S. Food and Drug Administration, or FDA, in 2019 for the treatment of EPP. Afamelanotide provides reduction in photosensitivity, but is not designed to reduce PPIX production and is associated with side effects, such as nausea, hyperpigmentation and a darkening of or increase in melanocytic nevi. In a pivotal trial, afamelanotide increased the median number of pain free hours in daytime (10am to 6pm) over 180 days from 40.5 hours in a placebo group to 64.1 hours in the treatment group. Another melanocortin 1 receptor agonist, dersimelagon, which is orally administered, is currently in Phase 3 development by a third party. Overall, there remains a significant unmet need despite the use of melanocortin 1 receptor agonists, as they provide incomplete resolution of photosensitivity and more importantly, are not designed to reduce the production of protoporphyrins or address hepatobiliary complications, such as gallstones and progressive liver disease.

Patients with EP who have progressive liver damage are managed through periodic monitoring, and in cases of liver failure, transplantation is required. While bone marrow transplantation has been used to cure EPs, it is associated with high rates of morbidity and mortality. Therefore, this procedure is usually considered only for younger patients after a liver transplant, for older patients with recurrent disease affecting the liver allograft, or for patients with progressive liver disease.

Disc’s Solution: Bitopertin, an Oral, Selective GlyT1 Inhibitor

Bitopertin is designed to be an oral, selective inhibitor of GlyT1, a key membrane transporter required to supply developing red blood cells with sufficient glycine to support erythropoiesis. By limiting glycine uptake at the first step in heme biosynthesis in newly forming red blood cells, bitopertin is designed to reduce the activity of this pathway, as shown below, and therefore has the potential to treat a range of hematologic disorders associated with the biosynthesis of heme and hemoglobin.

Bitopertin May Treat a Range of Hematologic Disorders

Disc is initially focused on the ability of bitopertin to suppress the accumulation of PPIX, as shown below, based on preclinical data from cellular and mouse models of disease. Based on its mechanism of action, Disc believes bitopertin has the potential to be a disease-modifying treatment for EPP and XLP.

Mechanism of Action for Bitopertin

EPP and XLP are diseases marked by severe photosensitivity and damage to the hepatobiliary system caused by the accumulation of PPIX. PPIX has been well-characterized to absorb light and induce inflammation and tissue damage, manifesting clinically as painful phototoxic reactions. Lower levels of PPIX are associated with lower disease severity. Epidemiologic data correlate increasing PPIX concentrations with decreased light tolerance, and interventions that reduce PPIX in patients correlate directly with increased light tolerance. Lower PPIX levels (by roughly 30-50%) increased light tolerance in patients. 25% of patients with lower PPIX levels experienced symptoms versus 75-100% of patients with medium to high PPIX levels. During pregnancy, women with EPP experience temporary disease remissions that increase sunlight tolerance and coincide with a reduction in PPIX levels. For example, in a study conducted by a third-party, pregnant women were observed to have a median reduction of 53% in PPIX levels during pregnancy, resulting in a significant reduction in their EPP symptoms. Disease symptoms return after delivery when PPIX levels revert to pre-pregnancy levels, leading to the hypothesis that the fetus may utilize plasma PPIX as a substrate for its own escalating heme biosynthesis requirements, thus reducing PPIX levels in the mother’s bloodstream. In a third-party study of extracorporeal photoinactivation, a process that reduces circulating PPIX levels, symptoms were markedly improved after reduction in blood PPIX concentrations. In this study, blood was removed from the body and illuminated with controlled wavelength light to inactivate PPIX, and the blood in which the PPIX was inactivated was re-infused. This procedure resulted in PPIX reductions of approximately 30% and light tolerance was temporarily increased 14-fold, a level of improvement that is expected to permit near-normal patient lifestyle. However, given the technical complexities associated with this procedure, it has not been widely adopted as a therapeutic option in patients.

Bitopertin has been evaluated in an extensive clinical program focused on neurological disease conducted by Roche in over 4,000 individuals, which demonstrated the activity of bitopertin as a GlyT1 inhibitor and suppressor of heme biosynthesis. Disc has also conducted preclinical studies in cellular models of EPP and animal models of EPP and XLP, which showed that bitopertin significantly decreased PPIX by 45 and 73%, respectively, which is more than the threshold 30% reduction that has been associated with marked symptom improvement in the studies described above. In a separate study, Disc also demonstrated that bitopertin reduced liver fibrosis in an animal model of EPP. Based on the aggregate of these results, Disc has initiated a clinical program to study bitopertin in EPP and XLP. In July 2022, Disc initiated BEACON, a Phase 2 open-label, parallel-dose clinical trial of bitopertin in EPP and XLP patients that will be conducted at sites in Australia. Interim data is expected in the first half of 2023. Separately, Disc has initiated AURORA, a Phase 2, randomized, double-blind, placebo-controlled clinical trial of bitopertin in EPP patients that is being conducted at sites in the United States. In July 2022, Disc received IND clearance from the FDA and initiated AURORA in October 2022. Disc also plans to explore the potential of bitopertin to treat other hematologic diseases, and plans to submit an IND in 2023 for a study in DBA.

Clinical Data

In May 2021, Disc licensed exclusive worldwide rights to develop and commercialize bitopertin from Roche. Roche had previously developed bitopertin as a potential therapy for certain symptoms of schizophrenia and obsessive-compulsive disorder, but chose to discontinue the program due to failure to meet primary endpoints in Phase 3 trials for those indications after completing over 30 clinical trials in more than 4,000 individuals. Roche conducted a pilot study for the treatment of anemia in 12 patients with beta-thalassemia, a population with a normal heme biosynthesis pathway; this trial did not show consistent increases in hemoglobin at the doses tested. Despite the observed lack of efficacy, the clinical program established a well-defined and generally well-tolerated profile for bitopertin. Importantly, these trials confirmed that bitopertin inhibits glycine uptake in red blood cells and demonstrated the role of GlyT1 inhibition in heme biosynthesis during red blood cell production. This was observed in multiple clinical trials by a mild, dose-dependent decrease in heme biosynthesis, which manifested as a decrease in hemoglobin of approximately 0.5 to 2 g/dL that stabilized after approximately 16 weeks, the approximate lifespan of a red blood cell.

For example, a single dose clinical trial in healthy volunteers evaluating bitopertin at doses ranging from 3 mg to 80 mg administered once-daily in 24 individuals demonstrated dose-dependent inhibition of erythrocyte glycine uptake levels, as shown below.

Bitopertin Inhibits Erythrocyte Glycine Uptake in Humans in a Dose-Dependent Manner

In multiple Phase 3 clinical trials, Roche demonstrated that in patients with schizophrenia who are otherwise hematologically normal, inhibition of glycine uptake resulted in a reduction in hemoglobin production. Patients were administered placebo or bitopertin at 10 mg/day or 20 mg/day dose levels. The effect on hemoglobin was dose-dependent, with patients receiving 10 mg/day and 20 mg/day of bitopertin experiencing a mean decrease in hemoglobin at 52 weeks of approximately 0.5 g/dL and approximately 1.0 g/dL, respectively. The effect of bitopertin on hemoglobin reached a plateau at approximately week 26 and effects were generally stable for the remainder of the 52-week trial.

Preclinical Data

PPIX is well-established as the pathologic driver in EPP and XLP, and Disc believes that the suppression of heme biosynthesis in patients with EPP and XLP will result in reduced levels of PPIX. As described above, there is clinical evidence suggesting that reduction of PPIX by greater than 30% has the potential to significantly reduce photosensitivity in EPP and potentially XLP patients. Based on this clinical evidence, Disc conducted preclinical research to validate the effects of bitopertin on PPIX levels in disease relevant cell and animal models. In Disc’s studies bitopertin reduced PPIX levels in a dose-responsive manner in human cell lines that were genetically modified to recapitulate the EPP disease state and in mice that were genetically modified to recapitulate the EPP and XLP disease states.

To create a cellular model of EPP, Disc genetically modified a human erythroleukemia cell line, K562, to introduce the mutations that cause EPP in human patients. Similar to the human disease state, the genetically modified cells exhibited a greater than 50-fold increase in PPIX levels. In the K562 model, bitopertin decreased the formation of 5-aminolevulinic acid, or 5-ALA, which is the first metabolite of the heme biosynthesis pathway, and prevented PPIX accumulation, as demonstrated by an EC50 of 3 nM to 10 nM, without significantly affecting heme levels, as shown below. EC50, or half maximal effective concentration, refers to the concentration of drug that induces a response halfway between baseline and the maximum potential response after a specified exposure time and nM refers to nanomolar, a measure of concentration.

Effects of Bitopertin on PPIX and Heme Levels in a Human Erythroid Cell Line Carrying EPP Mutations

To further assess the potential of bitopertin to reduce PPIX levels in vivo, Disc conducted studies in mice that were genetically modified with mutations similar to those that cause EPP and XLP in humans. Bitopertin was evaluated in female Fechm1Pas EPP and male Alas2Q548X/Y XLP mouse models. In both models, mice developed protoporphyria characterized by elevated red blood cell and liver PPIX levels. Fechm1Pas and Alas2Q548X mice were fed a diet containing 0 or 100 ppm of bitopertin for 8 weeks starting at 6 weeks of age, which is a dose level that is similar to a once-daily 30 mg dose of bitopertin in humans. As shown in the figures below, after 8 weeks of treatment, PPIX levels decreased in Fechm1Pas and Alas2Q548X animals receiving bitopertin with a mean reduction of 45% and 73%, respectively, compared to the control group. Changes in hemoglobin levels were limited, indicating bitopertin can potentially reduce PPIX accumulation without impacting erythropoiesis to a degree that is clinically relevant. In a separate study designed to evaluate liver pathology in a mouse model of EPP, bitopertin treatment was shown to significantly reduce liver fibrosis, demonstrating the potential for bitopertin to be disease modifying.

Effects of Bitopertin on PPIX and Hemoglobin Levels in Mouse Models of EPP and XLP

Clinical Development Plan

Disc believes that the findings from its preclinical studies and the clinical trials conducted by Roche demonstrate that bitopertin has the potential to act as a durable, and well-tolerated inhibitor of heme biosynthesis in humans. Importantly, Disc believes these studies support the potential for bitopertin to reduce PPIX to a degree that has, in third-party studies, been associated with marked symptom improvement in patients with EPP and XLP. Accordingly, Disc has initiated a clinical program to study bitopertin in EPP and XLP. In July 2022, Disc initiated BEACON, a Phase 2 open-label, parallel-dose clinical trial of bitopertin in EPP and XLP patients that is being conducted at sites in Australia. Interim data is expected in the first half of 2023. Separately, in October 2022 Disc initiated AURORA, a Phase 2, randomized, double-blind, placebo-controlled clinical trial of bitopertin in EPP patients being conducted at sites in the United States. Disc filed an IND for this study with the FDA in April 2022 and was on clinical hold until the study design was finalized with the FDA. In July 2022, Disc received IND clearance from the FDA to initiate the study. Disc also plans to explore the potential of bitopertin to treat other hematologic diseases, and plans to submit an IND in 2023 for a study in DBA.

Planned Phase 2 Clinical Development Program in Patients with EPP and XLP

As part of Disc’s clinical development program, Disc has initiated a clinical development program that consists of two separate Phase 2 clinical trials of bitopertin in patients with EPP and XLP.

In July 2022, Disc initiated BEACON, a Phase 2 clinical trial of bitopertin in EPP and XLP patients that is being conducted at sites in Australia. The study is a randomized, open-label, parallel-dose clinical trial designed to evaluate the safety, tolerability, and efficacy of bitopertin. It is designed to enroll approximately 20 adult patients with EPP or XLP at sites in Australia. The study will primarily assess changes in levels of PPIX as well as the pharmacokinetic profile, safety and tolerability of bitopertin in EPP or XLP patients. It will also include measures of photosensitivity, daylight tolerance, pain and exploratory biomarkers of hepatobiliary disease. Patients will receive orally-administered bitopertin for 24 weeks at doses of either 20 mg once-daily or 60 mg once-daily. These dose levels have a well-understood profile and similar dosage strengths have been shown to provide substantial inhibition of erythroid glycine uptake in the clinical trials conducted by Roche. Upon completion of the 24-week treatment period, patients may continue on bitopertin for an additional 24 weeks. Disc expects to report interim data in the first half of 2023. The trial design is summarized in the figure below.

BEACON Trial Design: Open-Label, Phase 2 Clinical Trial of Bitopertin in Patients with EPP or XLP (N ~ 20)

Separately, in October 2022 Disc initiated AURORA, a Phase 2, randomized, double-blind, placebo-controlled, parallel dosing trial in approximately 75 adult patients with EPP. Disc expects to enroll patients into a placebo group, a 20 mg/day dose group and a 60 mg/day dose group, with bitopertin delivered as tablets taken orally once per day for a period of 17 weeks. These dose levels have a well-understood profile and similar dosage strengths have been shown to provide substantial inhibition of erythroid glycine uptake based on the clinical trials conducted by Roche. This trial will include assessments of blood PPIX levels and patient photosensitivity. Additional study measures will include time to prodromal symptom, hepatobiliary markers, quality of life, safety and tolerability, among others. The FDA has previously approved afamelanotide for the treatment of photosensitivity in EPP patients on the basis of a clinical endpoint measuring a change in pain-free time spent in sunlight in treated patients, relative to patients treated with placebo. In July 2022, Disc received IND clearance from the FDA for the AURORA clinical trial. The proposed trial design is summarized in the figure below.

AURORA Trial Design: Randomized, Double-Blind, Placebo-Controlled Phase 2 Clinical Trial of Bitopertin in Patients with EPP (N ~ 75)

Additional Safety Data from Selected Clinical Trials Conducted by Roche

Based on the comprehensive data package from Roche’s healthy volunteer trials, Disc anticipates that bitopertin will have an acceptable tolerability profile. The identified risks established by Roche across the development program are (percentage bitopertin treated vs. percentage placebo treated): headache (9.8% vs. 6.7%), somnolence (5.2% vs. 3.7%), and dizziness (4.2% vs. 3.6%). The results of single dose bitopertin clinical trials in healthy volunteers at doses ranging from 3 mg to 240 mg (n=290) and multiple dose trials at doses ranging from 10 mg to 180 mg daily for 10 to 120 days (n=greater than 360) demonstrated a comprehensive tolerability profile. In one multiple ascending dose trial, reversible blurred vision was observed in 5 subjects (20%) at or above the 80 mg/day dose level. In a four-month pharmacodynamics study, 11.8% of subjects receiving an active dose noted dysphoria/low mood (mostly at 30 mg/day), as compared to 6.3% of placebo, and dermatological adverse events on hands and feet were observed in 15.7% of subjects (mostly at 60 mg/day). In Phase 3 studies, no association with bitopertin was found for dermatological adverse events or adverse events of blurred vision or low mood. The amount of hemoglobin per red blood cell or per reticulocyte decreased in a dose-dependent manner. No hematologic parameter reached a level at which Disc would expect clinical signs or symptoms. Roche’s Phase 3 program in schizophrenia consisted of six Phase 3 clinical trials (total n=2,438) of 5 mg, 10 mg, and 20 mg doses of bitopertin for up to 52 weeks, followed by extension phases. In these trials, bitopertin treatment was not associated with any significant tolerability issues. Most of the adverse events were considered mild or moderate in severity in all trials.

Additional Preclinical Safety Data from Studies Conducted by Roche

There is also comprehensive nonclinical safety data for bitopertin supporting further development in the EPP and other hematologic diseases. The main targets for bitopertin toxicity in repeat-dose toxicity studies were identified as the CNS and the intended pharmacodynamic effect of altered erythropoiesis. No primary histopathological findings attributable to bitopertin were noted in any organ. The CNS-related effects following repeated treatment with bitopertin were generally mild and reversible upon cessation of treatment. The incidence, severity, and onset of the CNS-related effects were dose-dependent, and histopathology evaluation did not show any morphological lesions. The repeat-dose toxicity studies were performed in rats for up to 26 weeks and in non-human primates, or NHPs, for up to 52 weeks. Two-year carcinogenicity studies showed that bitopertin was not carcinogenic in mice or rats. In juvenile toxicity studies conducted in rats, treatment was generally well-tolerated and no effects specific to the juvenile rat were identified on development or behavior at any dose level tested.

Bitopertin in Additional Indications: Diamond-Blackfan Anemia and Macrocytic Anemias

Disc believes that bitopertin may be therapeutically beneficial for the treatment of DBA and other anemias that are characterized as macrocytic anemias. DBA is a genetic condition marked by defective erythropoiesis that is usually caused by genetic mutations in genes coding for ribosomal proteins. Clinically, DBA is a lifelong anemia that presents in infancy and has a 25% mortality rate by age 50. Standard therapy includes chronic steroid treatment and/or regular blood transfusions, and hematopoietic stem cell transplantation is the only known cure for DBA. The ribosomal defects in patients with DBA are thought to cause a build-up of free heme in newly forming red blood cells, and this free heme exerts a toxic effect, resulting in poor red blood cell formation and anemia. Inhibitors of heme biosynthesis have shown marked effects in improving red blood cell production in third-party cellular and animal models of DBA. Accordingly, Disc anticipates that bitopertin may be able to provide relief from anemia and transfusion in patients with DBA by restricting the accumulation of toxic, free heme. Other anemias characterized by ribosomal defects exhibit a similar phenotype and are collectively referred to as macrocytic anemias. An example is the form of MDS characterized by a deletion in the 5q chromosomal locus, or Del(5q) MDS. Heme biosynthesis inhibitors have shown benefits on red blood cell formation in patient-derived cells from patients with Del(5q) MDS, and therefore Disc expects bitopertin may be therapeutically beneficial in these related conditions. Disc is continuing to explore the potential of bitopertin in these additional indications in preclinical studies.

Disc’s Iron Homeostasis Portfolio

In addition to Disc’s heme biosynthesis therapeutic approach, Disc is developing a portfolio of product candidates focused on the modulation of the hepcidin pathway to normalize iron homeostasis. Iron is an essential element that is required for erythropoiesis as well as other important biological functions. Nearly 70% of iron in the human body resides in red blood cells, where it is a fundamental component of hemoglobin, the protein that enables red blood cells to carry and transport oxygen. Although iron is critical to an array of biological functions, excessive levels can be toxic. Consequently, the management of iron levels in the body is a critical and carefully controlled process. Hepcidin is a potent hormone produced in the liver that serves as the primary regulator of iron homeostasis and plays a central role in controlling how iron is absorbed, utilized, stored, and recycled systemically. If this process becomes dysregulated, a wide range of serious, debilitating, and potentially fatal conditions can arise.

Hepcidin: The Master Regulator of Iron Homeostasis

Iron typically enters the body when it is absorbed in the intestine from dietary intake. As it enters circulation, iron is bound to carrier proteins. Iron is a highly reactive metal that can cause oxidative stress and tissue damage in an unbound state. Iron is utilized in target tissues, such as the bone marrow, to support erythropoiesis, and the remaining surplus is directed to specific storage tissues, such as the spleen, where it can be sequestered in specialized macrophages and redeployed when needed. This process is governed by hepcidin, which serves as a gatekeeper in tissues that are a source of iron, both blocking absorption of dietary iron from the intestine and preventing the release of stored iron from the spleen, as shown in the figure below. The body exerts control and responds to demands for iron by increasing or reducing the production of hepcidin, which leads to a reduction or increase in iron availability, respectively.

Hepcidin Plays a Central Role in Iron Metabolism and Homeostasis

Hepcidin is a Therapeutic Target for Diseases of Iron Metabolism

Because iron is critical to so many biological functions, particularly in red blood cells, disruptions in its homeostasis, often due to the dysregulated production of hepcidin, can result in a wide range of hematologic diseases, as shown in the figure below. These include diseases that can cause abnormally high production of hepcidin, which deprives developing red blood cells of iron and causes anemia, a frequent complication of cancer, autoimmune conditions, and other inflammatory diseases. Conversely, in certain diseases with abnormally low production of hepcidin, increasing hepcidin and restricting iron availability are expected to provide a therapeutic benefit. For example, in PV, iron restriction through a hepcidin mechanism has been demonstrated to control pathologic production of red blood cells. In other diseases, such as hereditary hemochromatosis, or HH, beta-thalassemia, and MDS, iron levels are pathologically high due to inadequate hepcidin production, and agents that increase hepcidin could be beneficial.

Dysregulated Hepcidin Drives a Wide Range of Hematologic Diseases

Disc believes that modulating the production of hepcidin to correct pathologic alterations in iron metabolism has the potential to be a powerful therapeutic strategy to address a wide range of diseases. Disc is leveraging two approaches that are designed to suppress or induce hepcidin production in order to increase or decrease serum iron levels, respectively. Disc’s product candidates target novel pathways whose biological functions have been validated by human genetics and are specific to iron modulation.

Hepcidin Suppression

Disc is developing a portfolio of product candidates designed to lower hepcidin and restore serum iron levels to address anemia of inflammatory diseases. Disc’s lead product candidate, DISC-0974, is a monoclonal antibody, which Disc in-licensed from AbbVie, that is designed to inhibit HJV, a critical target for hepcidin production. Disc selected this target because the effects of inhibiting HJV, namely decreased hepcidin and increased iron availability, have been genetically demonstrated in both animal knockout studies and in patients with juvenile hemochromatosis who lack fully functional genes encoding HJV. Disc has observed the effects of DISC-0974 on hepcidin and serum iron levels in preclinical studies, and has completed a single ascending dose Phase 1 clinical trial to evaluate these effects in healthy volunteers.

Hepcidin Induction

Disc has also initiated a research program and generated compounds that are designed to increase hepcidin and decrease serum iron levels, an approach that has the potential to address a range of diseases where restricting iron would be beneficial, such as excessive red blood cell production in PV and diseases of iron overload. Disc’s program is focused on inhibiting Matriptase-2, a serine protease encoded by the gene TMPRSS6 that normally serves to limit hepcidin production. By inhibiting Matriptase-2, Disc’s compounds have the potential to enable the production of hepcidin and, in turn, restrict iron availability. Disc selected this target based on the genetic confirmation of the effects of inhibiting Matriptase-2 in both animal knockout studies and in patients with iron-refractory iron deficiency anemia who lack fully functional genes encoding Matriptase-2. Disc has generated selective small molecule inhibitors of Matriptase-2 which have demonstrated effects on hepcidin and serum iron levels in preclinical studies. Disc is in the process of identifying and optimizing a development candidate to commence IND-enabling studies.

Disc’s Lead Hepcidin Suppression Program: DISC-0974 For the Treatment of Anemia of Inflammatory Diseases

Disc is developing DISC-0974, its lead antibody product candidate targeting hepcidin suppression, for the treatment of anemia resulting from iron restriction that typically occurs in the setting of inflammatory diseases. DISC-0974 is designed to be a selective inhibitor of HJV, a bone morphogenetic protein, or BMP, co-receptor. Inflammatory signals, potentiated by BMP signaling, are an underlying cause of elevated levels of hepcidin, leading to low iron bioavailability and subsequent anemia in a broad range of diseases. Disc believes that abnormally high levels of hepcidin are an important driver of anemia associated with inflammatory diseases and that suppression of hepcidin with DISC-0974 has the potential to provide meaningful benefit in these patients. In July 2021, Disc initiated a single ascending dose Phase 1 clinical trial of DISC-0974 in healthy volunteers. Disc has completed its Phase 1 clinical trial. Data from the Phase 1 clinical trial showed evidence of target engagement and iron mobilization and erythropoiesis. Disc has initiated a Phase 1b/2 clinical trial in patients with anemia of MF in June 2022 and expects to initiate a separate Phase 1b/2 placebo controlled, multiple ascending dose clinical trial in patients with anemia associated with CKD by the end of 2022.

Overview of Anemia Associated with Inflammatory Diseases

Anemia of inflammation is a hallmark of a wide range of autoimmune and chronic diseases, including MF, CKD, rheumatoid arthritis, inflammatory bowel disease, cancer, obesity, chronic obstructive pulmonary disease, and cardiovascular disease. Anemia occurs frequently in these diseases and for example, affects approximately 87% of myelofibrosis, 17-50% of chronic kidney disease, 25-35% of inflammatory bowel disease, 35-80% of cancer, and 50% of lupus patients. It is a common cause of chronic anemia and has been estimated to affect over one billion individuals worldwide. This type of anemia is caused by the sustained inflammation associated with these diseases, which produces a host of pro-inflammatory cytokines that impair erythropoiesis. Importantly, these cytokines have an impact on iron homeostasis by inducing the production of hepcidin, which in turn deprives developing erythrocytes of iron. There are currently no approved therapies designed to primarily lower hepcidin, and most patients remain anemic or untreated.

Anemia of Myelofibrosis

MF is a rare, chronic blood cancer that currently affects an estimated 16,000 to 18,500 patients in the United States. It is characterized by progressive fibrosis of the bone marrow brought on by the proliferation of cytokine-producing myeloid cells, which creates a state of chronic inflammation. Severe, progressive, and treatment- resistant anemia is the primary clinical manifestation of MF, and a study in over 200 patients at the Mayo Clinic showed that hepcidin is elevated by approximately 12-fold in these patients, as shown below. Elevated hepcidin levels are correlated with disease severity, anemia, and the need for red blood cell transfusions.

At diagnosis, approximately 87% of patients with MF have anemia, which progressively worsens over time and ultimately renders the majority of patients dependent on chronic red blood cell transfusions. In a study conducted by the Mayo Clinic, within a year of diagnosis, 58% of patients with MF had severe anemia, defined as hemoglobin levels of less than 10 g/dL, and 46% were transfusion-dependent, meaning they required regular transfusion therapy, as shown below. Moreover, existing treatments, such as erythropoiesis-stimulating agents, or ESAs, androgens, corticosteroids, immunomodulators, and splenectomy, are generally viewed as providing minimally effective or inconsistent results, are associated with safety concerns, and do not directly target hepcidin. This is in contrast to the effects observed in a recently published study of a hepcidin-targeted agent conducted in patients with advanced, transfusion-dependent myelofibrosis. In this clinical trial, a partial reduction of hepcidin levels led to approximately 85% of patients having lower transfusion requirements, 41% of patients becoming transfusion independent, increased hemoglobin and improved markers of iron homeostasis.

Currently, patients with MF are treated with JAK inhibitors approved to treat intermediate or high risk MF, including ruxolitinib and fedratinib, which reduce splenomegaly and other symptoms, but typically worsen anemia to the point that patients frequently discontinue treatment.

Elevated Hepcidin Levels in Patients with MF

6.5
6
5.5
5
4.5
4
3.5
Hepcidin log scale
MF Patients
Median 156,279 pg / mL
Hepcidin levels are 12x higher in MF patients (p<0.0001)
Control Group
Median 13,449 pg / mL
High
Intermediate-2
Intermediate-1
Low
Myelofibrosis Risk Score

Adapted from Pardanani et al. (2013) *Am. J. Hematol*

Anemia of MF is Progressive and Severe

Anemia of Chronic Kidney Disease

CKD is a highly prevalent disease characterized by the progressive loss of kidney function that eventually leads to kidney failure or end-stage renal disease necessitating dialysis or a kidney transplant for survival. It is caused by a constellation of underlying chronic conditions, such as diabetes, hypertension, and heart disease, that damage the kidneys over time and create a chronically inflamed state. CKD is widespread and is estimated to affect nearly 700 million patients worldwide. While it is most common in developed countries, CKD cases are growing rapidly in populous, emerging markets, such as China and India. In the U.S. alone, there are an estimated 39 million patients with CKD, the vast majority of which have not initiated dialysis.

Anemia is a hallmark of CKD and both worsens and becomes increasingly common as kidney function deteriorates. It is associated with increased risk of hospitalization, cardiovascular complications, and death, and frequently causes significant fatigue, cognitive dysfunction, and declining quality of life. The prevalence of anemia in CKD varies depending on the stage of disease and ranges from approximately 17% to 50% in patients with earlier-stage CKD who do not require dialysis to nearly all patients with end-stage renal disease who are dialysis-dependent.

While the underlying cause of anemia of CKD is multifactorial, among the primary molecular drivers are declining production by kidney cells of erythropoietin, or EPO, a growth factor that normally stimulates red blood cell production, and elevated hepcidin levels, which suppress the iron supply needed to support erythropoiesis. Hepcidin levels are correlated with CKD disease stage and severity of anemia and can be nearly 20-fold higher in patients with CKD than in healthy individuals, as shown in the graph below. Hepcidin elevation results from dysregulated overproduction induced by chronic inflammation and accumulation as the body is unable to excrete hepcidin from the kidney. This combination results in a cycle where patients become progressively more anemic and incapable of erythropoiesis as their disease progresses.

Hepcidin Levels Are Elevated in Patients with CKD

*P < 0.001 vs. healthy
1000
10
0.1
0.001
Hepcidin-25 (μg/L)
3.0 ± 0.5
60.4 ± 6.1*
Healthy Subjects
CKD Patients

Historically, the treatment of anemia of CKD has relied on red blood cell transfusions, but risks associated with iron overload, infection, and the development of antibodies precluding the ability to receive organ transplants have reduced the use of transfusions over time. Beginning in the 1990s, the standard of care shifted to injectable recombinant ESAs, such as EPOGEN (epoetin alfa) and Aranesp (darbepoetin alfa), which are administered to provide supraphysiological levels of erythropoietin to stimulate production of red blood cells. While hemoglobin levels were raised, several large clinical studies conducted by others revealed significant safety risks with the ESAs, including thrombosis, stroke, myocardial infarction, and death, which led to regulatory actions, including a black box warning and other label restrictions. In addition, changes in reimbursement and clinical practice guidelines have all significantly curtailed the use of ESAs for the treatment of anemia of CKD. As a result, a high proportion of patients with anemia of CKD today are either untreated or sub-optimally treated, despite being severely anemic. For example, according to the U.S. Renal Data System, the mean hemoglobin levels of patients who are about to initiate dialysis treatment is 9.3 g/dL, which is significantly below the normal range.

Disc’s Solution: DISC-0974, an Anti-HJV Monoclonal Antibody

DISC-0974 is designed to be an injectable, selective monoclonal antibody targeting HJV, a co-receptor required for hepcidin expression. In multiple preclinical studies, Disc has demonstrated that DISC-0974 suppressed endogenous production of hepcidin and, as a consequence, increased serum iron levels. Based on this early confirmation of its mechanism, Disc believes DISC-0974 has the potential to treat a wide range of anemias associated with inflammatory diseases where hepcidin levels are pathologically elevated and serum iron levels for erythropoiesis are restricted. Based on data from Disc’s IND-enabling studies, Disc intends to develop DISC-0974 as a once-monthly, subcutaneous injection.

Hemojuvelin Has a Critical and Specific Role for Hepcidin Regulation and Homeostasis

HJV, also called repulsive guidance molecule-c, is a cell surface co-receptor that is primarily expressed in the liver and other tissues with a significant role in iron metabolism, such as skeletal muscle, and is critical for hepcidin production. Signaling through the HJV pathway involves a complex of ligands of the TGF-b superfamily (BMP2/4/6) and other receptors (ALK2/3/6) that induce SMAD phosphorylation and hepcidin (HAMP gene) expression, as shown below. Many components of the BMP signaling pathway are expressed in tissues throughout the body and participate in a range of biological processes, including bone formation and immune cell production. As a result, therapeutic efforts to control hepcidin by targeting the ALK receptors or BMP ligands may affect other tissues and result in off-target side effects. However, based on the phenotype caused by the genetic loss of function of HJV in rodents and humans, Disc believes that the role of HJV is restricted to iron homeostasis and hepcidin expression, and therefore, Disc believes that targeting HJV has the potential to result in an improved risk-benefit profile as compared to targeting other members of the BMP pathway.

Hemojuvelin is a Critical and Specific Target for Hepcidin Expression

The importance of HJV in hepcidin expression and iron homeostasis was established through genetic studies in both animals and humans. Specifically, mutations that result in a partial or complete lack of HJV result in significantly reduced hepcidin production and are phenotypically indistinguishable from loss-of-function mutations in hepcidin itself. For example, in a study in mice conducted by a third-party, a knockout of the HJV gene resulted in significantly reduced hepcidin levels in untreated animals as well as in animals challenged with LPS, an inflammatory stimulus, as compared to mice with a functional HJV gene, as shown below.

HJV Gene Knockout in Mice Resulted in Significantly Reduced Hepcidin Levels

WT
HJV -/-
* p<0.05
1,000
800
600
400
200
0
Serum hepcidin (ng/ml)
*
*
*
+LPS

Adapted from Fillebeen et al. (2018) *Blood*

In addition, mutations in the HJV gene in humans markedly reduce hepcidin expression in the liver and result in juvenile hemochromatosis, the most severe form of diseases of iron overload. This genetic evidence suggests that the function of HJV is specific to hepcidin and iron regulation. Disc believes this specificity is an important attribute in selecting HJV as a target and may result in an improved therapeutic outcome by avoiding unwanted side effects that can result from systemic changes in TGF-b superfamily signaling, such as changes in bone mineral density and immune function. By targeting HJV to reduce hepcidin production, Disc believes that DISC-0974 has the potential to normalize serum iron levels and restore the production of red blood cells, thereby addressing a key underlying driver of anemia of inflammatory diseases.

Preclinical Data

In multiple preclinical studies conducted by Disc and AbbVie, DISC-0974 was observed to be a selective inhibitor of HJV and administration of DISC-0974 resulted in significantly decreased hepcidin production and increased serum iron levels, providing preclinical proof-of-mechanism.

DISC-0974 Decreased Hepcidin Expression and Increased Iron in Preclinical Studies

In multiple preclinical studies, Disc has established the pharmacology of DISC-0974. These studies demonstrated that inhibition of HJV resulted in suppression of hepcidin and increased serum iron levels and other measures of iron. The figure below is representative of the PK / PD effects of DISC-0974. In this experiment, a single, 5 mg/kg dose of DISC-0974 (serum concentration represented in blue) resulted in a rapid decrease of hepcidin levels (in gray) and an increase in serum iron levels (in red). As serum levels of DISC-0974 decreased over time, these effects were reversed and hepcidin levels increased and serum levels decreased.

A Single Dose of DISC-0974 in an NHP Reduced Hepcidin Levels and Increased Serum Iron Levels

These effects were observed to be robust, dose-dependent, and consistent across several studies in both normal animals and models of inflammation. The three panels below show data from a multiple dose study conducted in NHPs. Animals were given vehicle (0 mg/kg; purple dashes) or 0.6 mg/kg (blue lines), 3 mg/kg (red lines) or 60 mg/kg (black lines) of DISC-0974 in three subcutaneous injections, administered once every 14 days. DISC-0974 treatment resulted in dose-dependent decreases in hepcidin (middle panel) and dose-dependent increases in transferrin saturation (TSAT percentage) (right panel). Notably, transferrin saturation levels reached a maximum theoretical level (100%) at dose levels of 3 mg/kg and greater, demonstrating that DISC-0974 is an agent for controlling iron homeostasis.

Repeat Doses of DISC-0974 in NHPs Reduced Hepcidin Levels and Increased Serum Iron Levels

Disc has also evaluated the pharmacology of DISC-0974 in various animal models of anemia and inflammation, where hepcidin levels are significantly elevated. These studies included models utilizing different stimuli of inflammation, such as cytokines, peptidoglycan-polysaccharides, or heat-killed bacteria, as well as a genetic model of hepcidin elevation. Across these different settings, Disc observed that inhibition of HJV with DISC-0974 provided suppression of hepcidin and normalization of iron levels.

In a mouse model of inflammation, animals were injected with either saline (S) or the heat-killed bacteria Brucella abortus (HKBA) to provoke an inflammatory response and induce hepcidin expression. Animals were treated with either an active control antibody (hIgG) or an anti-HJV antibody (an earlier version of DISC-0974 called 5F9-AM8). As shown below, a rapid induction of hepcidin expression was observed in response to the inflammatory stimulus in animals receiving HKBA, as measured by liver Hamp mRNA levels. Administration of 5F9-AM8 inhibited the inflammatory induction of hepcidin, and these animals expressed hepcidin at near normal levels.

Anti-HJV Antibody Suppressed Hepcidin in a Mouse Model of Inflammation

To assess the effect of HJV inhibition in a primate setting, Disc established a model of inflammation-induced iron restriction by administering interleukin-6, or IL-6, to NHPs. IL-6 is a key driver of anemia across multiple inflammatory diseases, including CKD, MF, inflammatory bowed disease, and rheumatoid arthritis, among others. Disc observed that administration of IL-6 on day 1 and day 10 resulted in rapid induction of hepcidin and a corresponding suppression of iron, as shown below in gray. However, when the animals were treated with a single dose of DISC-0974 on day 4 in between the IL-6 administrations, this effect was reversed, as shown in blue and red below. Disc studied both low (0.6 mg/kg) and high (6 mg/kg) doses of DISC-0974 and observed that the effects on hepcidin suppression and increasing serum iron levels were dose-dependent.

DISC-0974 Reduced Hepcidin and Increased Serum Iron Levels in NHPs
Disc also assessed the potential for DISC-0974 to treat anemia in an established rodent model of chronic kidney disease. In this study, rats were fed either a 0.75% adenine diet, which induced kidney damage and mimicked human CKD or a control diet, and received treatment with either DISC-0974 or vehicle. Disc observed that treatment with DISC-0974 significantly suppressed hepcidin, increased serum iron, and increased hemoglobin levels by +1.7 g/dL compared to vehicle.

DISC-0974 Reduced Hepcidin, Increased Serum Iron and Increased Hemoglobin Levels in a Rodent Model of CKD Anemia

Phase 1 Clinical Trial

In July 2021, Disc initiated a first-in-human, Phase 1, single ascending dose, randomized, double-blind, placebo-controlled clinical trial of DISC-0974 in healthy volunteers to evaluate safety, tolerability, pharmacokinetics, and pharmacodynamic markers such as hepcidin, serum iron levels, TSAT and measures of erythropoiesis. In the initial cohort of the Phase 1 trial, DISC-0974 was administered intravenously. Subsequent cohorts were dosed with DISC-0974 by subcutaneous administration, which has been shown to be comparable and well-tolerated as compared to intravenous administration in preclinical studies. The trial design is summarized in the figure below.

DISC-0974 Phase 1 Clinical Trial Design

Disc has completed this Phase 1 clinical trial. Data from the Phase 1 clinical trial showed evidence of target engagement and iron mobilization and erythropoiesis. Additional data is discussed below.

Specifically, in this Phase 1 study, a single dose of DISC-0974 resulted in rapid, dose-dependent and sustained decrease in serum hepcidin and a corresponding, robust increase in measures of circulating iron. This included more than a doubling of transferrin saturation from baseline at the highest dose level (56 mg SC). Changes in serum iron also corresponded with markers of iron mobilization and erythropoiesis, including decreased ferritin levels, increased reticulocyte hemoglobin, and increased mean corpuscular hemoglobin. These findings are consistent with the mechanism of action of DISC-0974.

DISC-0974 Phase 1 SAD Study in Healthy Volunteers: Effects on Hepcidin and Transferrin Saturation

Notably, at the 56 mg SC dose level, a single administration of DISC-0974 resulted in a statistically significant improvement in hemoglobin compared to placebo (+1.1 g/dL, p=0.009) at Day 42 and a marked increase in red blood cell count.

DISC-0974 Phase 1 SAD Study in Healthy Volunteers: Single 56 mg SC Dose Increases Hemoglobin

DISC-0974 was well-tolerated at all dose levels with no serious or severe adverse events, no adverse events leading to study withdrawal, and no adverse event greater than Grade 1. Plasma exposure was dose-related in the 14 to 56 mg SC range and effects were observed through 28 days post-dose, indicating a sustained and potentially clinically meaningful duration of action. These findings were presented at the 2022 European Hematology Association (EHA) Congress in June 2022.

Planned Phase 1b / 2 Clinical Development Program in Anemia of Inflammation

Based on these findings, Disc plans to initiate multiple Phase 1b/2 clinical trials of DISC-0974 in patients with anemia of different inflammatory diseases. This includes a Phase 1b/2 clinical trial of DISC-0974 in patients with anemia of MF, which was initiated in June 2022, and a separate Phase 1b/2 clinical trial of DISC-0974 in patients with anemia of CKD, which Disc expects to initiate by the end of 2022. Disc expects to report interim data from both of these studies in 2023.

Phase 1b/2 Clinical Trial in Myelofibrosis Patients

In June 2022, Disc initiated an open-label, multi-center, Phase 1b/2 trial to evaluate the safety, tolerability, and efficacy of DISC-0974 in myelofibrosis patients with anemia. The study endpoints include hepcidin levels, serum iron and markers of iron mobilization and measures of anemia benefit such as hemoglobin, reductions in transfusion burden and transfusion independence (TI) rate. The study allows enrollment of patients receiving stable background therapy, including Janus Kinase (JAK) inhibitors. The study will be conducted in two parts:

•
Phase 1b (Dose-Escalation): Ascending, monthly doses of DISC-0974 administered for six months to MF patients with anemia, (Hb levels < 10 g/dL,), where a dose level will be selected based on optimal increases in hemoglobin and serum iron;

•
Phase 2 (Expansion Stage): Multiple, doses of DISC-0974 administered once-a-month at the dose level selected from the Phase 1b portion of the study to MF patients with anemia who are transfusion dependent (TD) according to International Working Group-Myeloproliferative Neoplasms Research and Treatment, or IWG-MRT, criteria, defined as receiving >6 units of RBC in a 12-week period.

Phase 1b/2 Open-Label, Clinical Trial of DISC-0974 in Myelofibrosis Patients with Anemia

Phase 1b/2 Clinical Trial in Patients with Non-Dialysis Dependent Chronic Kidney Disease (NDD-CKD)

Disc plans to initiate a Phase 1b/2 clinical trial to evaluate the safety, tolerability and efficacy of DISC-0974 in patients with CKD who are not receiving dialysis and are anemic. In January 2022, Disc had pre-IND interactions with the non-malignant hematology division of the FDA and is currently finalizing a study protocol and preparing an IND submission to the FDA by the end of 2022 and expects to initiate the Phase 1b/2 clinical trial by the end of 2022. The study will consist of two parts, including: a Phase 1b, randomized, placebo-controlled, single-ascending dose stage, where a dose level will be selected based on optimal increases in serum iron; followed by a Phase 2, open-label, expansion stage where patients will receive multiple doses of DISC-0974 at the selected dose level. The study endpoints will include hepcidin levels, serum iron and markers of iron mobilization and measures of anemia benefit such as hemoglobin.

Phase 1b/2 Clinical Trial of DISC-0974 in NDD-CKD Patients with Anemia

Disc’s Second Hepcidin Suppression Program: DISC-0998

Disc is also developing a preclinical product candidate targeting hepcidin suppression, DISC-0998, an anti-HJV monoclonal antibody in-licensed from AbbVie. DISC-0998 is designed to be a highly selective anti-HJV mAb with an adapted Fc region to increase PK half-life. In preclinical studies DISC-0998 demonstrated biological activity, low immunogenicity potential, and desirable pharmacokinetic, or PK, and pharmacodynamic, or PD, properties.

A dose response PK/PD study of DISC-0998 in NHPs demonstrated that it had a lower clearance (~30 – 40%), higher volume of distribution (~30 – 70%), and longer half-life (~2 times), which translated to a longer duration of PD effects compared to DISC-0974. As shown below, a single dose of DISC-0998 resulted in sustained elevation of serum iron levels. If these data are confirmed in humans, it would suggest the potential for an infrequent dosing regimen (such as potentially once every 2 or 3 months). Disc expects that such a dosing regimen would be perceived as convenient by patients and promote compliance.

DISC-0998 Dose Response PK / PD Study (NHP)

Disc’s Hepcidin Induction Program

Through Disc’s internal discovery and development efforts, Disc is focused on identifying product candidates designed to increase hepcidin levels and decrease serum iron levels to address a range of diseases where restricting iron would be beneficial, such as erythrocytosis of PV and diseases of iron overload, including HH, beta-thalassemia, and MDS. Disc has generated compounds that inhibit Matriptase-2, a serine protease encoded by the gene TMPRSS6. Matriptase-2 proteolytically degrades HJV in liver cells, as shown below. Inhibitors of Matriptase-2 are expected to increase HJV levels and thereby increase the expression of hepcidin. By inhibiting Matriptase-2, Disc’s compounds are designed to increase hepcidin production and, in turn, restrict iron availability. Disc selected Matriptase-2 as its target because the effects of reducing Matriptase-2 levels have been genetically confirmed in both animal knockout studies and in patients with iron-refractory iron deficiency anemia who lack fully functional genes encoding Matriptase-2. Disc has generated selective small molecule inhibitors of Matriptase-2 that have demonstrated effects on hepcidin and serum iron levels in preclinical studies, and Disc is currently in the process of identifying and optimizing a development candidate to advance into IND-enabling studies.

Matriptase-2 Suppresses Hepcidin by Degrading HJV

Polycythemia Vera

PV is a chronic and rare myeloproliferative neoplasm characterized by the overproduction of red blood cells and increased red cell mass. It is frequently caused by acquired mutations of the JAK2 gene that drive abnormal proliferation of red blood cells. The increased number of red blood cells alters the viscosity of blood, causing it to thicken and placing patients at an increased risk of cardiovascular and thromboembolic events, such as heart attack and stroke. The prevalence of PV is estimated to be 44 to 57 cases per 100,000 persons, with approximately 150,000 patients with PV in the United States and with prevalence estimates in Europe ranging from 10 to 50 cases per 100,000 persons. PV tends to primarily affect individuals over 60 years old.

Current management of PV centers around depleting the number of red blood cells to maintain a patient’s hematocrit (a measure of red blood cell mass) below 45%, the target threshold recommended by the National Comprehensive Cancer Network (NCCN) to reduce the risk of cardiovascular or thromboembolic events. Most patients receive low-dose aspirin and chronic therapeutic phlebotomy to physically remove blood and iron to limit erythropoiesis. However, most patients fail to achieve their target hematocrit levels and remain at risk for thrombosis and other complications. Moreover, phlebotomy causes discomfort and inconvenience for patients as well as side effects such as headaches, ringing in the ears, dizziness, and, over time, iron deficiency. Cytoreductive chemotherapy is recommended for patients at higher risk of thrombosis, including those who fail to meet their hematocrit threshold, or conversion to leukemia. These include hydroxyurea, interferons, or ruxolitinib, marketed as Jakafi, each of which are associated with side effects and can affect multiple cell types. There is currently no oral, non-cytoreductive option for the treatment of PV, which Disc believes would be beneficial for both low and high-risk patients.

Hereditary Hemochromatosis

HH is an inherited iron overload disorder caused by genetic mutations that lead to a deficiency in hepcidin production. This results in lifelong, abnormal iron homeostasis, specifically excessive absorption of iron from a patient’s diet and dysregulated distribution of iron stores in the body. Over time, this leads to the accumulation of iron at toxic levels in multiple organs, including the liver, heart, joints, skin, and others, which, if left untreated, can lead to severe organ damage and potentially organ failure. HH is one of the most common genetic disorders among Caucasians, affecting millions worldwide, including over 1 million individuals in the United States alone.

There are currently no approved pharmacologic therapies for the treatment of HH and the standard of care is regular and lifelong therapeutic phlebotomy to deplete iron. However, similar to PV, phlebotomy can be a significant burden to patients due to discomfort, frequency of treatments required, and patient inconvenience. Additionally, despite not being approved for HH, iron chelators may be used off-label in certain cases but are often associated with toxicities, particularly with chronic use.

Other Iron Overload Disorders: Beta-Thalassemia and Myelodysplastic Syndromes

Iron overload is a serious and potentially fatal complication of blood disorders associated with ineffective erythropoiesis, such as beta-thalassemia or MDS. Patients with these conditions become severely anemic due to mutations that affect the production of functional red blood cells. This results in persistent and pathologic suppression of hepcidin, leading to unchecked increases in iron and, ultimately, accumulation of toxic iron levels in organs such as the heart, liver, and kidneys, as well as in the bone marrow, which exacerbates anemia.

Both beta-thalassemia and MDS arise from mutations that cause ineffective erythropoiesis. In the case of beta-thalassemia, the genetic defects are inherited and result in impaired synthesis of beta-globin chains, a critical subunit of hemoglobin. This deficiency results in the premature death of developing erythrocytes in the marrow or peripheral circulation, resulting in severe anemia. Globally, beta-thalassemia has an incidence of approximately 1 in 100,000 individuals, but can range significantly depending on the region. In Europe, where it is more common, beta-thalassemia has an incidence of 1 in 10,000 individuals, while it is rare in the United States, and exact numbers are not known. In contrast, MDS is a form of cancer where mutations prevent precursor cells in the marrow from maturing into functional erythrocytes, which results in severe anemia and other cytopenias. MDS tends to affect older patients and has an overall estimated annual incidence of 20-50 cases per 100,000 individuals over 60 years old. There are an estimated 60,000 to 170,000 patients with MDS in the United States and a similar number in Europe.

Currently, chronic red blood cell transfusions are a mainstay of treatment for anemia caused by beta-thalassemia and MDS. However, the benefit is transient and transfusions are burdensome and carry the risk of further iron overload. While iron chelation therapy may be used in conjunction, it requires careful dose titration and is often associated with toxicities. Recently, luspatercept (marketed as Reblozyl), a red blood cell maturation agent, was approved by the FDA and EMA to treat certain forms of beta-thalassemia and MDS, with a response rate of 21.4% and 37.9% for a primary endpoint of transfusion independence in the respective pivotal trials. Based on these response rates, many patients do not respond and would benefit from an alternative treatment. Lentiglobin, marketed as Zynteglo, is a gene therapy that was approved by the FDA and EMA for the treatment of a subset of patients with beta-thalassemia requiring RBC transfusions, but uptake has been limited. Patients with more advanced forms of MDS may receive additional therapies such as lenalidomide, demethylating agents such as 5-azacitidine and decitabine, and chemotherapy.

Disc’s Solution: Matriptase-2 Inhibitor Program

Disc has initiated a research program to develop an oral, small molecule inhibitor of Matriptase-2, a serine protease encoded by the gene TMPRSS6 that selectively degrades HJV, a receptor required for hepcidin expression. Matriptase-2 plays a critical and specific function in iron metabolism by limiting the production of hepcidin. By inhibiting Matriptase-2, Disc’s program is designed to increase the endogenous production of hepcidin to therapeutically reduce serum iron levels. This mechanism has been validated by human genetics, where patients with mutations in TMPRSS6 develop elevated hepcidin levels and an iron restrictive phenotype. In addition, iron restriction has been recently validated as a potential approach to treat PV. In a Phase 2 clinical trial conducted by a third-party, a peptide hepcidin mimetic administered weekly by subcutaneous injection lowered iron availability and reduced hematocrit in patients with PV, resulting in a substantial reduction in requirements for phlebotomy and improvements in disease symptoms. Disc is initially focused on developing its Matriptase-2 program as a potential treatment for PV, diseases of iron overload, and other conditions where restriction of iron would have therapeutic benefit.

Preclinical Data

Disc believes that its preclinical studies have demonstrated proof-of-mechanism that Matriptase-2 inhibition with a small molecule protease inhibitor has the potential to induce hepcidin expression and consequently restrict iron availability. Specifically, in Disc’s studies, Disc has:

•	identified a library of selective compounds that have been shown to inhibit Matriptase-2;

•	demonstrated dose-dependent induction of endogenous hepcidin production in rodent and NHP studies; and

•	demonstrated consequent reduction in serum iron levels and TSAT in rodent and NHP studies.

In preclinical studies conducted in rats with low hepcidin, treatment with a single, subcutaneously administered dose of one of Disc’s preclinical Matriptase-2 inhibitor compounds resulted in increased hepcidin and decreased TSAT, a marker of serum iron levels. In this study, animals were fed a low iron diet and pre-treated with EPO to suppress endogenous hepcidin levels prior to administration of either a Matriptase-2 inhibitor (60 mg/kg dose, blue circles) or saline (red squares). Animals unchallenged with EPO are shown as black triangles. Disc observed that treatment with this Matriptase-2 inhibitor reduced soluble HJV, induced hepcidin expression by greater than 10-fold, and demonstrated a consequent pharmacodynamic effect of an approximately 50% reduction in TSAT, as shown below.

Treatment with a Matriptase-2 Inhibitor Reduced sHJV, Induced Hepcidin, and

Reduced Serum Iron Levels in Rats with Low Hepcidin

Disc observed similar results in a study in normal NHPs that were treated with a single, subcutaneous dose of one of Disc’s preclinical Matriptase-2 inhibitors. At doses ranging from 5 mg/kg to 50 mg/kg, dose-dependent increases in hepcidin were observed along with associated dose-dependent decreases in serum iron levels, as shown below. In addition, over the course of 48 hours, a 50 mg/kg dose of this Matriptase-2 inhibitor reduced TSAT by approximately 50%, as shown on the right below.

Treatment with a Matriptase-2 Inhibitor Induced Hepcidin and Decreased Serum Iron Levels in NHPs

Next Steps

Disc believes its preclinical studies have demonstrated that a small molecule inhibitor of Matriptase-2 has the potential to increase hepcidin levels sufficiently to reduce iron availability in a variety of animal models. Disc is continuing discovery efforts to optimize lead candidates to generate and select an orally bioavailable product candidate for advancement into IND-enabling studies.

Manufacturing

Disc does not own or operate, and currently has no plans to establish, any manufacturing facilities. Disc relies on, and expects to continue to rely on for the foreseeable future, third-party contract development and manufacturing organizations, or CDMOs, to produce its product candidates and preclinical materials, including bitopertin, DISC-0974, DISC-0998, and any candidates arising from Disc’s Matriptase-2 inhibitor program, for preclinical and clinical use. Disc plans to continue to rely on third-party CDMOs for any future trials as well as for the commercial manufacture of its product candidates and preclinical materials, if approved. In addition, Disc contracts with additional CDMOs to package, label, and distribute drug product for preclinical and clinical use.

Manufacturing biologics is complex, especially in large quantities. Biologic products must be made consistently and in compliance with a clearly defined manufacturing process. Disc requires that its CDMOs produce bulk drug substances and finished drug products in accordance with current Good Manufacturing Practices, or cGMPs, and all other applicable laws and regulations. Disc has assembled a team of experienced employees and external consultants to provide the required technical, quality, and regulatory oversight of Disc’s CDMOs and has implemented a comprehensive plan for regular audits of its CDMOs. Disc maintains agreements with its manufacturers that include confidentiality and intellectual property provisions to protect its proprietary rights related to its product candidates.

Disc obtains supplies of its product candidates from single-source CDMOs on a purchase order basis and does not currently have any long-term supply arrangements in place. While any reduction or halt in supply of Disc’s product candidates from these CDMOs could limit Disc’s ability to develop its product candidates until Disc finds a qualified replacement CDMO, Disc has procured or is in the process of procuring sufficient supply to support its planned Phase 2 trials for bitopertin and DISC-0974. In addition, Disc believes that it can identify and establish additional CDMOs to provide API and finished drug product without significant disruption to its business or clinical development timelines. As Disc’s pipeline programs expand and Disc builds new process efficiencies, Disc expects to continually evaluate this strategy with the objective of satisfying demand for registration trials and, if approved, the manufacture, sale, and distribution of commercial products.

A commercial-scale production process has been designed for bitopertin, including a four-step chemical synthesis and an optimized oral formulation. The API has been shown to be highly stable for at least 5 years, and Disc has access to substantial drug substance supplies of bitopertin manufactured and stored by Roche under GMP conditions. To support its Phase 2 clinical trials, Disc has requalified, including establishing a shelf-life that would enable its use in clinical trials, Roche-manufactured drug substance and formulating it as film-coated tablets. To support pivotal clinical trials and commercial launch, if approved, Disc is establishing the manufacturing process at a CDMO.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition, and a strong emphasis on intellectual property. While Disc believes that its product candidates, preclinical programs, scientific capabilities, know-how, and experience provide Disc with competitive advantages, Disc competes in a highly competitive industry and faces significant competition from many sources, including pharmaceutical and biotechnology companies, as well as academic institutions, governmental agencies, and private and public research institutions worldwide. Many of Disc’s competitors, either alone or through collaborations, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved products than Disc does. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of Disc’s competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies also compete with Disc in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites, and recruiting patients in clinical trials, as well as in acquiring technologies complementary to, or necessary for, Disc’s programs. As a result, Disc’s competitors may discover, develop, license, or commercialize products before or more successfully than Disc does.

Disc faces competition more specifically from companies that discover, develop, and market therapies for the treatment of hematologic diseases, including a group of diseases called porphyrias and anemia associated with inflammatory diseases. There are many other companies, including large biotechnology and pharmaceutical companies, that have commercialized or are developing therapies for the same diseases that Disc is targeting with its product candidates. These companies include, but are not limited to, Akebia Therapeutics, Inc., Amgen, Inc., Astellas Pharma, Inc., Bristol-Myers Squibb Company, FibroGen, Inc., GlaxoSmithKline, plc, Incyte Corporation, Ionis Pharmaceuticals, Inc., Keros Therapeutics, Inc., Merck & Co., Inc., Otsuka Pharmaceutical Co., Ltd. and Vifor Pharma AG, among others.

Disc is developing bitopertin, its lead product candidate in its heme biosynthesis modulation portfolio, for the treatment of EPs. If approved, bitopertin will face competition from melanocortin-1 receptor agonists, including afamelanotide, a subcutaneously implanted therapy that is approved in the U.S. and other territories and marketed as Scenesse by Clinuvel, and dersimelagon, an oral therapy in Phase 3 development by Mitsubishi Tanabe Pharma Corporation. In addition, there are other potential treatments currently in the discovery stages of development that may become competitors in the future. These therapies include, but are not limited to, gene therapies, heme biosynthesis modulators that target GlyT1 or other enzymes in the heme biosynthesis pathway, and molecules that target porphyrin export.

Bitopertin is a selective inhibitor of GlyT1 that Disc is developing to treat porphyrias and hematologic diseases. GlyT1 inhibition has been pursued in the past as an approach to treat schizophrenia. Disc is aware that Boehringer Ingelheim is conducting a Phase 3 clinical study of BI 425809, a GlyT1 inhibitor, for the improvement of cognition in patients with schizophrenia. Other companies have also had research programs designed to inhibit GlyT1 as a treatment for schizophrenia, but to Disc’s knowledge, all of these have been discontinued at various stages of development. These include PF-03463275 (Pfizer Inc.), LY2365109 (Eli Lilly and Company), ORG25935 (Organon & Co.), ALX5407 (NPS Pharmaceuticals, Inc., now Shire plc), ASP2535 (Astellas Pharma Inc.) and others. Disc believes bitopertin has an optimal profile for development as a potential treatment for EP. However, Disc recognizes that other companies may choose to develop a novel GlyT1 inhibitor or repurpose an existing one; if successfully developed as a treatment for EP, such a program would be a potential competitor to bitopertin.

Disc is also developing DISC-0974, its lead program in its hepcidin suppression portfolio, for the treatment of anemia caused by inflammatory diseases, including MF and CKD. For the treatment of anemia of MF, there are no approved therapies, but several classes of drugs are used off-label, including ESAs, such as Procrit (Janssen Pharmaceuticals, Inc.), Epogen and Aranesp (Amgen, Inc.), and Mircera (Roche), corticosteroids, and androgenic hormones, such as danazol. There are also multiple classes of drugs in development for the treatment of anemia. For example, multiple erythroid maturation agents are in development, such as luspatercept, which is in a Phase 3 trial by Bristol-Myers Squibb, and KER-050, which is in a Phase 2 trial by Keros, Inc. In addition, multiple ALK2 inhibitors, which work by a hepcidin-lowering mechanism similar to, but less specific than that of DISC-0974, are in Phase 1/2 development, including KER-047 by Keros, Inc. and INCB00928 by Incyte Corporation. Sierra Oncology, Inc. (recently acquired by GlaxoSmithKline) is developing a JAK2 kinase inhibitor, momelotinib, which has completed a Phase 3 trial and has an NDA under review by the FDA.

For the treatment of anemia of CKD, there are several therapies approved or in clinical development, including, but not limited to, ESAs, oral hypoxia inducible factor-prolyl hydroxylase inhibitors, or HIF-PHIs, which are approved in ex-U.S. territories but not in the U.S., and various forms of intravenous iron. Disc is not aware of any therapies in clinical development for the treatment of anemia of CKD that work by decreasing hepcidin levels. There are several therapies in development for the treatment of MF and CKD that do not directly target anemia, but their approvals may potentially change the treatment landscape and affect Disc’s ability to compete.

Disc’s research program to identify orally bioavailable inhibitors of Matriptase-2 is designed to induce hepcidin production. There are several therapies in development that are also designed to increase hepcidin production or mimic hepcidin activity, such as hepcidin mimetics, TMPRSS6 inhibitors, and ferroportin inhibitors. These are in various stages of development by companies, including Silence Therapeutics plc, Ionis Pharmaceuticals, Inc., Rallybio, Protagonist Therapeutics, Inc., and CSL Vifor, among others. Disc may also face competition from therapies that are currently marketed or in development that affect pathways unrelated to hepcidin, including growth and differentiation factor-based therapies, cytoreductive therapies, and chemotherapeutic agents, among others.

Disc could see a reduction or elimination of its commercial opportunity if its competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient to administer, are less expensive, or receive a more favorable label than any products that Disc may develop. Disc’s competitors also may obtain FDA or other regulatory approval for their products more rapidly than Disc may obtain approval for its products, which could result in Disc’s competitors establishing a strong market position before Disc is able to enter the market. The key competitive factors affecting the success of all of Disc’s product candidates, if approved, are likely to be their efficacy, safety, convenience, price, the level of generic competition, and the availability of reimbursement from government and other third-party payors.

Collaborations and License Agreement

2019 Exclusive License Agreement with AbbVie Deutschland GmbH & Co. KG

In September 2019, Disc entered into an exclusive license agreement with AbbVie Deutschland GmbH & Co. KG, or AbbVie. Under the license agreement with AbbVie, or the AbbVie Agreement, Disc obtained an exclusive, worldwide license, with the right to sublicense to commercial pharmaceutical and biopharmaceutical companies (subject to AbbVie’s prior consent or pre-authorization, except with respect to Disc’s affiliates), under certain patents and technical information of AbbVie, to make, have made, use, have used, sell, have sold, lease, have leased, import, have imported or otherwise transfer licensed products for all therapeutic, diagnostic and prophylactic uses in humans and animals, excluding uses in neuroscience and neurology. The anti-hemojuvelin antibodies, DISC-0974 and DISC-0998, are licensed products under the AbbVie Agreement. Disc is required to use commercially reasonable efforts to develop and commercialize at least one licensed product in certain major markets and to maximize net sales of licensed products in certain major markets.

Under the terms of the AbbVie Agreement, Disc made an initial license payment to AbbVie of $0.5 million. Additionally, Disc is required to pay certain development milestone payments for each licensed product, which milestone payments are up to $18.0 million in the aggregate, certain commercial milestone payments for each licensed product, which milestone payments are up to $45.0 million in the aggregate, and certain milestone payments based on the level of net sales of all licensed products worldwide, which milestone payments are up to $87.5 million in aggregate. The first potential milestone is a $3.0 million payment payable upon the initiation of the first Phase 2 clinical trial with a licensed product. Disc is also obligated to pay a royalty on net sales of licensed products at a low-single digit rate. The royalty rates are subject to up to a high first decile percentage reduction for lack of a valid claim on a country-by-country basis. See “Disc’s Business—Intellectual Property—Iron Homeostasis Portfolio” for additional information concerning the intellectual property related to the AbbVie Agreement.

The obligation to pay royalties under the AbbVie Agreement expires on a licensed product-by-licensed product and country-by-country basis upon the later of expiry of (a) (i) the last valid claim of the licensed patents that cover such licensed product or the exploitation thereof in such country or (ii) the last-to-expire improvement patent in such country, whichever is later, (b) the expiration of regulatory exclusivity in such country, and (c) ten years from the first commercial sale of such product in such country.

The AbbVie Agreement expires upon expiry of the last remaining royalty obligation for the last licensed product. Under the AbbVie Agreement, either party may terminate the agreement upon the other party’s uncured material breach or insolvency, and AbbVie may also terminate the agreement upon Disc’s failure to conduct any relevant material development or commercialization activity in a 12-month period, or, to the extent AbbVie is permitted pursuant to applicable law, a challenge by Disc of the licensed patents. Disc may terminate the agreement for any reason upon specified prior written notice to AbbVie.

In connection with the AbbVie Agreement, Disc also entered into a stock purchase agreement with AbbVie in September 2019, pursuant to which Disc agreed to issue 4,336,841 shares of Disc’s common stock to AbbVie, with 2,295,174 shares vesting immediately and 2,041,667 shares subject to a performance condition tied to the second and third subsequent closings of Disc’s Series A Preferred Stock financing. During the year ended December 31, 2020, the performance conditions were met and the remaining 2,041,667 shares vested.

The stock purchase agreement provides for an adjustment mechanism in the event AbbVie’s shares represent more than a single digit percentage of Disc’s fully-diluted capitalization at the time of certain specified adjustment events. In addition, the stock purchase agreement provides for a payment to be made by Disc to AbbVie in the amount of a low double digit percentage of the aggregate value of the shares of Disc’s Series A Preferred Stock as of the closing date of Disc’s Series A Preferred stock financing. The stock purchase agreement also contains standard representations and warranties by Disc and AbbVie.

2021 Exclusive License Agreement with F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc.

In May 2021, Disc entered into the Roche Agreement, pursuant to which Roche granted Disc an exclusive and sublicensable (subject to Roche’s consent, not to be unreasonably withheld, except with respect to affiliates) worldwide license under certain of Roche’s patent rights and know-how to develop and commercialize bitopertin, including certain backup compounds and derivatives, in all indications and for all therapeutic and prophylactic uses, except diagnostic use. Roche retained the rights with respect to diagnostic uses and its own internal non-clinical research purposes.

Under the Roche Agreement, Roche has an exclusive right to negotiate a license or purchase of all licensed compounds and products in certain specified circumstances. If Disc, for a specified period of time following entry into the Roche Agreement or before completion of a Phase 3 clinical trial of a licensed product (whichever is later), intends to enter into a sublicense or assignment of the Roche Agreement granting rights in the U.S., China or one or more major EU countries, then Roche will have a specified amount of time to perform diligence and negotiate the applicable license, purchase, or acquisition. If the parties are not able to come to terms during the applicable negotiation period, Disc is free to enter into the applicable transaction, provided that Disc may not enter into such a transaction on terms less favorable to Disc than the terms offered by Roche during a specified period after the conclusion of the negotiation period.

Disc is required to use commercially reasonable efforts to develop, seek regulatory approval and, on a country-by-country basis where such regulatory approval has been obtained, commercialize at least one licensed product in each such country.

Under the Roche Agreement, Disc paid Roche an initial license payment of $4.5 million and Disc will pay Roche up to an aggregate of $50.0 million in development and regulatory milestone payments for development and approval in a first indication, up to an aggregate of $35.0 million in development and regulatory milestone payments for development and approval in a second indication. The first potential milestone is a $10.0 million payment upon the initiation of the first Phase 3 clinical trial with a licensed product in a first indication. Disc will also pay Roche up to an aggregate of $120.0 million based on achievement of certain thresholds for annual net sales of licensed products. Disc is also obligated to pay a royalty on net sales of licensed products at a tiered rate ranging from the high-single digits to the high teens. The royalty rates are subject to a reduction (i) by 25% for lack of a valid claim covering the licensed product generating such sales, and (ii) by 50% for prevalence of generic products (or 25% if there are generic products on the market but there is still a valid claim), in each case on a country-by-country basis. Additionally, royalties are apportioned where licensed compounds are commercialized in combination products.

The obligation to pay royalties under the Roche Agreement expires on a licensed product-by-licensed product and country-by-country basis upon the later of (a) expiry of the last valid claim of the licensed and improvement patents that cover such licensed product in such country, (b) the expiration of regulatory exclusivity in such country, and (c) twelve years from the first commercial sale of such product in such country. The expiry of the last valid claim of the licensed and improvement patents subject to the Roche agreement is currently scheduled to occur in April 2035.

In connection with the Roche Agreement and pursuant to an addendum to the Roche Agreement between the parties executed in December 2021, Disc has agreed to issue or cause to be issued to Roche or its affiliates, immediately following the closing of the merger and for no additional consideration, shares of common stock estimated to be approximately 2.85% of the combined company’s issued and outstanding capitalization immediately following the closing of the merger and the Disc pre-closing financing.

The Roche Agreement expires upon expiry of the last remaining royalty obligation for the last licensed product. Under the Roche Agreement, either party may terminate the agreement upon the other party’s uncured material breach or insolvency. Disc may terminate the agreement for any reason upon specified prior written notice to Roche. In the event the Roche Agreement is terminated for certain causes, if Roche elects to continue development or commercialization of licensed products, certain single-digit royalties may be owed to Disc in connection with such continued development or commercialization.

Intellectual Property

Overview

Disc strives to protect the proprietary technology that Disc believes is important to its business, including seeking and maintaining patent protection in the United States and internationally for its current and future product candidates. Disc also relies on trademarks, copyrights, trade secrets, confidentiality procedures, employee disclosure, invention assignment agreements, know-how, continuing technological innovation and in-licensing opportunities to develop and maintain its proprietary position.

Disc seeks to obtain domestic and international patent protection, and endeavors to promptly file patent applications for new commercially valuable inventions. Disc also relies on trade secrets to protect aspects of its business that are not amenable to, or that Disc does not consider appropriate for, patent protection.

Disc plans to continue to expand its intellectual property estate by filing patent applications directed to pharmaceutical compositions, methods of treatment, methods of manufacture or identified from its ongoing development of Disc’s product candidates, which include both small molecule and biologic products, such as antibodies. Disc’s success will depend on its ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to Disc’s business, defend and enforce any patents that Disc may obtain, preserve the confidentiality of Disc’s trade secrets and operate without infringing the valid and enforceable patents and proprietary rights of third parties.

The patent positions of companies like Disc are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent may be challenged in courts after issuance. Moreover, many jurisdictions permit third parties to challenge issued patents in administrative proceedings, which may result in further narrowing or even cancellation of patent claims. Disc cannot guarantee that its pending patent applications, or any patent applications that Disc may in the future file or license from third parties, will result in the issuance of patents. Disc cannot predict whether the patent applications Disc is currently pursuing will issue as patents in any particular jurisdiction or at all, whether the claims of any patent applications, should they issue, will cover Disc’s product candidates, or whether the claims of any issued patents will provide sufficient protection from competitors or otherwise provide any competitive advantage. Disc cannot predict the scope of claims that may be allowed or enforced in its patents. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Consequently, Disc may not obtain or maintain adequate patent protection for any of its product candidates.

Because patent applications in the United States and certain other jurisdictions are maintained in secrecy for 18 months or potentially even longer, and because publication of discoveries in the scientific or patent literature often lags behind actual discoveries and patent application filings, Disc cannot be certain of the priority of inventions covered by pending patent applications. Accordingly, Disc may not have been the first to invent the subject matter disclosed in some of Disc’s patent applications or the first to file patent applications covering such subject matter, and Disc may have to participate in interference proceedings or derivation proceedings declared by the United States Patent and Trademark Office, or USPTO, to determine priority of invention. For more information regarding the risks related to Disc’s intellectual property, see “Risk Factors—Risks Related to Disc’s Intellectual Property.”

Patent Portfolio

Disc’s patent portfolio includes patents and patent applications in the United States and selected jurisdictions outside of the United States. As of June 30, 2022, Disc’s patent portfolio in total consisted of 10 issued U.S. patents and 195 issued patents in foreign jurisdictions (e.g., Australia, China, United Kingdom, Germany, Mexico, Japan, and others), eight PCT applications, 32 pending non-provisional applications (U.S., EP and other jurisdictions), and two pending U.S. provisional applications, which include claims directed to compositions and methods of use.

The patent portfolio includes patents and applications with claims related to the following programs:

Bitopertin (GlyT1 Inhibitor)

With regard to Disc’s bitopertin program, Disc owns five pending PCT applications directed to various methods of treatment and use claims related to erythropoietic protoporphyria, or EPP, X-linked protoporphyria, or XLP, congenital erythropoietic porphyria, or CEP, Diamond-Blackfan anemia, or DBA, and polycythemia vera, or PV. In addition, Disc owns one pending U.S. provisional application directed to various methods of treatment and use claims related to hepatic porphyrias. Patents and pending applications directed to bitopertin and methods of making and using are expected to expire between 2041 and 2043, without accounting for any potential terminal disclaimers, available patent term adjustments or extensions. In particular, Disc’s first and second families are directed to methods of treating EPP, XLP, and CEP with bitopertin and related compounds, and solid forms of bitopertin, and these families, upon grant, will have a twenty-year statutory expiration date of 2041 and 2042, respectively. Disc’s third family is directed to methods of treating polycythemias, including PV with bitopertin and related compounds, and this family, upon grant, will have a twenty-year statutory expiration date of 2042. Disc’s fourth family is directed to methods of treating anemia associated with a ribosomal disorder (e.g., DBA) with bitopertin and related compounds, and this family, upon grant, will have a twenty-year statutory expiration date of 2042. Disc’s fifth family is directed to methods of treating hepatic porphyria with bitopertin and related compounds, and this family, upon grant, will have a twenty-year statutory expiration date of 2043. Disc’s sixth family is directed to methods of treating EPP, XLP, and CEP with additional GlyT1 inhibitors, and this family, upon grant, will have a twenty-year statutory expiration date of 2042. The above is summarized below in tabular form:

Family No.	Owned/ In-Licensed	Type of Protection	Expiration Date if Granted	Application Type	Jurisdiction of Pending Applications or Issued Patents

1	Disc Medicine owned	Claims to methods of treating EPP, XLP, and CEP with bitopertin and related compounds	2041	PCT	U.S., Australia, Canada, China, Europe (regional application), Japan, and Korea

2	Disc Medicine owned	Claims to methods of treating EPP, XLP, and CEP with solid forms of bitopertin	2042	PCT	International PCT application pending1

3	Disc Medicine owned	Claims to methods of treating polycythemias, including PV, with bitopertin and related compounds	2042	PCT	International PCT application pending1

4	Disc Medicine owned	Claims to methods of treating anemia associated with a ribosomal disorder (e.g., DBA) with bitopertin and related compounds	2042	PCT	International PCT application pending1

5	Disc Medicine owned	Claims to methods of treating hepatic porphyria with bitopertin and related compounds	2043	Provisional	U.S. provisional application pending2

6	Disc Medicine owned	Claims to methods of treating EPP, XLP, and CEP with additional GlyT1 inhibitors	2042	PCT	International PCT application pending1

1	Pending Patent Cooperation Treaty (PCT) application is eligible for prosecution and patent issuance in all PCT contracting states.

2	Pending U.S. provisional application is eligible for filing as PCT application.

Disc has also in-licensed multiple patent families from F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. comprising eight issued U.S. patents and additional granted patents in the following jurisdictions: Algeria, Australia, Austria, Belarus, Belgium, Brazil, Bulgaria, Canada, Chile, China, Colombia, Costa Rica, Croatia, Cyprus, Czech Republic, Denmark, Ecuador, Egypt, Estonia, Eurasian Patent Convention, European Patent Convention, Finland, France, Germany, Great Britain, Greece, Gulf Cooperation Council, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Italy, Japan, Kazakhstan, Kosovo, Latvia, Lithuania, Luxembourg, Malaysia, Malta, Mexico, Monaco, Montenegro, Morocco, Netherlands, New Zealand, Norway, Philippines, Poland, Portugal, Republic of Korea, Republic of Serbia, Romania, Russian Federation, Singapore, Slovak Republic, Slovenia, South Africa, Spain, Sweden, Switzerland, Taiwan, Turkey, Ukraine, and Vietnam. Patents and pending applications directed to bitopertin, synthetic intermediates, synthetic methods, synthetic processes of making bitopertin, treatment of hematologic disorders characterized by elevated cellular hemoglobin, and crystalline forms of bitopertin are expected to expire between 2024 and 2035, without accounting for any potential terminal disclaimers, available patent term adjustments or extensions. In particular, the first family is directed to composition of matter of bitopertin and processes of preparation, and this family has a twenty-year statutory expiration date of 2024. This family has issued patents in the U.S. and the following jurisdictions: Algeria, Australia, Austria, Belarus, Belgium, Brazil, Bulgaria, Canada, Chile, China, Colombia, Costa Rica, Croatia, Cyprus, Czech Republic, Denmark, Ecuador, Egypt, Estonia, Eurasian Patent Convention, European Patent Convention, Finland, France, Germany, Great Britain, Greece, Gulf Cooperation Council, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Italy, Japan, Kazakhstan, Kosovo, Latvia, Lithuania, Luxembourg, Malaysia, Mexico, Monaco, Montenegro, Morocco, Netherlands, New Zealand, Norway, Philippines, Poland, Portugal, Republic of Korea, Republic of Serbia, Romania, Russian Federation, Singapore, Slovak Republic, Slovenia, South Africa, Spain, Sweden, Switzerland, Taiwan, Turkey, Ukraine, and Vietnam. The second family is directed to processes of preparation of bitopertin, and this family has a twenty-year statutory expiration date of 2028. This family has issued patents in the U.S. and the following jurisdictions: Australia, Austria, Belgium, Brazil, Canada, China, European Patent Convention, Finland, France, Germany, Great Britain, Hungary, Ireland, Israel, Italy, Japan, Mexico, Netherlands, Republic of Korea, Spain, Sweden, and Switzerland. The third and fourth families are directed to synthetic processes for synthetic intermediates, and these families have twenty-year statutory expiration dates of 2026 and 2027, respectively. These families each have issued patents in the U.S. and the following jurisdictions: China, European Patent Convention, France, Germany, Great Britain, Japan, and Switzerland. The fifth family is directed to methods of treating hematological disorders characterized by elevated cellular hemoglobin levels with bitopertin, and this family has a twenty-year statutory expiration date of 2035. This family has issued patents in the U.S. and the following jurisdictions: Algeria, China, Croatia, Cyprus, European Patent Convention, France, Germany, Great Britain, Greece, Hong Kong, Indonesia, Italy, Japan, Malaysia, Morocco, Portugal, Republic of Korea, Republic of Serbia, Slovenia, South Africa, Spain, Switzerland, and Turkey. The sixth family is directed composition of matter of additional GlyT1 inhibitors, and this family has a twenty-year statutory expiration date of 2026. This family has issued patents in the U.S. and the following jurisdictions: China, European Patent Convention, France, Germany, Great Britain, Hong Kong, Japan, and Switzerland. The seventh family is directed to crystalline forms of bitopertin, and this family has a twenty-year statutory expiration date of 2027. This family has issued patents in the following jurisdictions: Australia, Austria, Belgium, Brazil, Bulgaria, Chile, Croatia, Cyprus, Czech Republic, Denmark, Estonia, European Patent Convention, Finland, France, Germany, Great Britain, Greece, Gulf Cooperation Council, Hungary, Indonesia, Ireland, Italy, Japan, Latvia, Lithuania, Luxembourg, Malaysia, Malta, Mexico, Monaco, Morocco, Netherlands, New Zealand, Norway, Philippines, Poland, Portugal, Republic of Korea, Republic of Serbia, Romania, Russian Federation, Singapore, Slovak Republic, Slovenia, South Africa, Spain, Sweden, Switzerland, Taiwan, Turkey, Ukraine, and Vietnam. The above is summarized below in tabular form:

Family No.	Owned/ In-Licensed	Type of Protection	Expiration Date if Granted	Application Type	Jurisdiction of Pending Applications or Issued Patents

1	In-Licensed from F. Hoffmann-La Roche	Claims to composition of matter of bitopertin and processes of preparation	2024	PCT
U.S. and the following jurisdictions: Algeria, Australia, Austria, Belarus, Belgium, Brazil, Bulgaria, Canada, Chile, China, Colombia, Costa Rica, Croatia, Cyprus, Czech Republic, Denmark, Ecuador, Egypt, Estonia, Eurasian Patent Convention, European Patent Convention, Finland, France, Germany, Great Britain, Greece, Gulf Cooperation Council, Hong Kong, Hungary, India, Indonesia, Ireland, Israel, Italy, Japan, Kazakhstan, Kosovo, Latvia, Lithuania, Luxembourg, Malaysia, Mexico, Monaco, Montenegro, Morocco, Netherlands, New Zealand, Norway, Philippines, Poland, Portugal, Republic of Korea, Republic of Serbia, Romania, Russian Federation, Singapore, Slovak Republic, Slovenia, South Africa, Spain, Sweden, Switzerland, Taiwan, Turkey, Ukraine, and Vietnam

2	In-Licensed from F. Hoffmann-La Roche	Claims to processes of preparation of bitopertin	2028	PCT
U.S. and the following jurisdictions: Australia, Austria, Belgium, Brazil, Canada, China, European Patent Convention, Finland, France, Germany, Great Britain, Hungary, Ireland, Israel, Italy, Japan, Mexico, Netherlands, Republic of Korea, Spain, Sweden, and Switzerland

3	In-Licensed from F. Hoffmann-La Roche	Claims to synthetic processes for synthetic intermediates	2026	PCT	U.S. and the following jurisdictions: China, European Patent Convention, France, Germany, Great Britain, Japan, and Switzerland

4	In-Licensed from F. Hoffmann-La Roche	Claims to synthetic processes for synthetic intermediates	2027	PCT	U.S. and the following jurisdictions: China, European Patent Convention, France, Germany, Great Britain, Japan, and Switzerland

5	In-Licensed from F. Hoffmann-La Roche	Claims to methods of treating hematological disorders characterized by elevated cellular hemoglobin levels with bitopertin	2035	PCT
U.S. and the following jurisdictions: Algeria, China, Croatia, Cyprus, European Patent Convention, France, Germany, Great Britain, Greece, Hong Kong, Indonesia, Italy, Japan, Malaysia, Morocco, Portugal, Republic of Korea, Republic of Serbia, Slovenia, South Africa, Spain, Switzerland, and Turkey

Family No.	Owned/ In-Licensed	Type of Protection	Expiration Date if Granted	Application Type	Jurisdiction of Pending Applications or Issued Patents

6	In-Licensed from F. Hoffmann- La Roche	Claims to composition of matter of additional GlyT1 inhibitors	2026	PCT	U.S. and the following jurisdictions: China, European Patent Convention, France, Germany, Great Britain, Hong Kong, Japan, and Switzerland

7	In-Licensed from F. Hoffmann- La Roche	Claims to composition of matter of crystalline forms of bitopertin	2027	PCT
Australia, Austria, Belgium, Brazil, Bulgaria, Chile, Croatia, Cyprus, Czech Republic, Denmark, Estonia, European Patent Convention, Finland, France, Germany, Great Britain, Greece, Gulf Cooperation Council, Hungary, Indonesia, Ireland, Italy, Japan, Latvia, Lithuania, Luxembourg, Malaysia, Malta, Mexico, Monaco, Morocco, Netherlands, New Zealand, Norway, Philippines, Poland, Portugal, Republic of Korea, Republic of Serbia, Romania, Russian Federation, Singapore, Slovak Republic, Slovenia, South Africa, Spain, Sweden, Switzerland, Taiwan, Turkey, Ukraine, and Vietnam

Several of the indications that Disc expects to pursue with bitopertin, including EPP, XLP and DBA, are rare diseases, and Disc expects to file for an orphan drug designation in the United States and other relevant jurisdictions. If successful, orphan drug designation may provide a form of exclusivity for a period of years, described in greater detail below. See “Disc’s Business—Governmental Regulation—Orphan Drug Designation and Exclusivity.”

Iron Homeostasis Portfolio

With regard to Disc’s iron homeostasis portfolio, including its DISC-0974 and DISC-0998 programs, Disc owns five patent families, including one PCT patent application that has entered the national phase in Australia, Canada, China, Europe, Israel, Japan, Korea, and United States, one PCT patent application that has entered the national phase in Europe, and United States, two pending PCT patent applications, and two pending U.S. provisional applications containing composition of matter, method of treatment and use claims related to Disc’s initial indication, anemia of myelofibrosis, and Disc’s expansion indications, e.g., chronic kidney disease anemia, anemia of inflammatory bowel disease and other anemias of chronic disease involving iron restriction from elevated hepcidin. Patents issuing from these PCT applications are expected to expire in 2040 and 2041, not including any patent term adjustments and any patent term extensions. Further, the above Disc-owned patent applications within its iron homeostasis portfolio are Joint Patents according to the AbbVie Agreement, whereby Disc owns the patent applications and any patents granted thereon jointly with AbbVie, and Disc holds an exclusive license to AbbVie’s interest in the patent applications and any patents granted thereon pursuant to the AbbVie Agreement.

Disc also in-licenses a patent family from AbbVie comprised of two issued U.S. patents, US 10,822,403 and US 10,118,958, that are expected to expire in 2032 and 2035, respectively, and issued patents in Australia (AU2012352168 and AU2019261820), China (CN104144947), the United Kingdom (EP2791173), Germany (EP2791173), Mexico (MX357708), and Japan (JP6342812 and JP6926176) that are each expected to expire in 2032. These in-licensed patents include composition of matter claims, as well as method of treatment and use claims related to diseases of iron metabolism, such as anemia of chronic disease, iron-refractory iron-deficiency anemia, and anemia of chronic kidney disease. This in-licensed patent family also includes eight pending non-provisional applications in the United States, Australia, Brazil, Canada, China, Europe, Japan and Mexico. Any patents that issue on these pending non-provisional applications are likewise expected to expire in 2032, not including any patent term adjustments and any patent term extensions. The above is summarized below in tabular form:

Family No.	Owned/ In-Licensed	Type of Protection	Expiration Date	Application Type	Jurisdiction of Pending Applications or Issued Patents

1	Disc Medicine owned	Claims to methods of treating myelofibrosis and related conditions with anti-hemojuvelin (HJV) antagonists	2040	PCT	United States, Australia, Canada, China, Europe (regional application), Israel, Japan, and Korea

2	Disc Medicine owned	Claims to methods of treating anemia of chronic disease with anti-HJV antagonists	2040	PCT	United States and Europe

3	Disc Medicine owned	Claims to compositions of anti-HJV antibodies for treating anemia of chronic disease	2041	PCT	International PCT application pending1

4	Disc Medicine owned	Claims to compositions of anti-HJV antibodies for treating myelofibrosis	2041	PCT	International PCT application pending1

5	Disc Medicine owned	Claims to methods of treating anemia of kidney disease with anti-HJV antagonists	2042	Provisional	U.S. provisional applications pending2

6	In-Licensed	Claims to compositions and methods for the diagnosis and treatment of iron-related disorders with anti-hemojuvelin (HJV) antagonists	2032	PCT	United States3, Australia, China, the United Kingdom, Germany, Mexico, Brazil, Canada, Mexico, Europe (regional application), and Japan

1	Pending Patent Cooperation Treaty (PCT) application is eligible for prosecution and patent issuance in all PCT contracting states.

2	Pending U.S. provisional applications are eligible for filing as PCT application.

3	Note that one U.S. patent has PTA that extends the term to 2035.

Matriptase-2 Inhibitor

With regard to Disc’s Matriptase-2 inhibitor program, Disc owns 7 pending non-provisional applications in U.S., Europe, Japan, Australia, Canada, China and India and one pending PCT international application directed to compounds that inhibit Matriptase-2 and methods of using the same. Any patents that issue in the non-provisional applications are expected to expire in 2039, not including any patent term adjustments and any patent term extensions. Any applications claiming priority to the PCT application that issue as a patent are expected to expire in 2041, not including any patent term adjustments and any patent term extensions. The above is summarized below in tabular form:

Family No.	Owned/ In-Licensed	Type of Protection	Expiration Date	Application Type	Jurisdiction of Pending Applications or Issued Patents

1	Disc Medicine owned	Claims to composition of matter of matriptase-2 inhibitors and methods of using the same	2039	PCT	United States, Australia, Canada, China, Europe (regional application), Japan, and India

2	Disc Medicine owned	Claims to composition of matter of matriptase-2 inhibitors and methods of using the same	2041	PCT	International PCT application pending1

1	Pending Patent Cooperation Treaty (PCT) application is eligible for prosecution and patent issuance in all PCT contracting states.

Patent Term

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which Disc files, including the U.S., the base term is 20 years from the filing date of the earliest-filed non-provisional patent application from which the patent claims priority. The term of a U.S. patent can be lengthened by patent term adjustment, which compensates the owner of the patent for administrative delays at the USPTO. In some cases, the term of a U.S. patent is shortened by terminal disclaimer that reduces its term to that of an earlier-expiring patent. The term of a U.S. patent may be eligible for patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act, to account for at least some of the time the drug is under development and regulatory review after the patent is granted. With regard to a drug for which FDA approval is the first permitted marketing of the active ingredient, the Hatch-Waxman Act allows for extension of the term of one U.S. patent that includes at least one claim covering the composition of matter of such an FDA-approved drug, an FDA-approved method of treatment using the drug and/or a method of manufacturing the FDA-approved drug. The extended patent term cannot exceed the shorter of five years beyond the non-extended expiration of the patent or fourteen years from the date of the FDA approval of the drug, and a patent cannot be extended more than once or for more than a single product. During the period of extension, if granted, the scope of exclusivity is limited to the approved product for approved uses. Some foreign jurisdictions, including Europe and Japan, have analogous patent term extension provisions, which allow for extension of the term of a patent that covers a drug approved by the applicable foreign regulatory agency.

In the future, if and when Disc’s product candidates receive FDA approval, Disc expects to apply, if appropriate, for patent term extension on patents directed to those product candidates, their methods of use and/or methods of manufacture. However, there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with Disc’s assessment of whether such extensions should be granted, and if granted, the length of such extensions. For more information regarding the risks related to Disc’s intellectual property, see “Risk Factors—Risks Related to Disc’s Intellectual Property.”

Trade Secrets

In addition to patents, Disc relies on trade secrets and know-how to develop and maintain its competitive position. Disc typically relies on trade secrets to protect aspects of its business that are not amenable to, or that Disc does not consider appropriate for, patent protection. Disc protects trade secrets and know-how by establishing confidentiality agreements and invention assignment agreements with its employees, consultants, scientific advisors, contractors and collaborators. These agreements provide that all confidential information developed or made known during the course of an individual or entities’ relationship with Disc must be kept confidential during and after the relationship. These agreements also provide that all inventions resulting from work performed for Disc or relating to Disc’s business and conceived or completed during the period of employment or assignment, as applicable, shall be Disc’s exclusive property. In addition, Disc takes other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of its proprietary information by third parties.

Although Disc takes steps to protect its proprietary information and trade secrets, including through contractual means with its employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Disc’s trade secrets or disclose Disc’s technology. Thus, Disc may not be able to meaningfully protect its trade secrets. For more information regarding the risks related to Disc’s intellectual property, see “Risk Factors—Risks Related to Disc’s Intellectual Property.”

Governmental Regulation

The FDA and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, recordkeeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of drugs and biologics. Disc, along with its vendors, contract research organizations, or CROs, clinical investigators and contract manufacturing organizations, or CMOs, will be required to navigate the various preclinical, clinical, manufacturing and commercial approval requirements of the governing regulatory agencies of the countries in which Disc wishes to conduct studies or seek approval of its product candidates. The process of obtaining regulatory approvals of drugs and biologics and ensuring subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources.

In the United States, the FDA regulates drug products under the Federal Food, Drug, and Cosmetic Act, or FD&C Act, and biologics under the FD&C Act and the Public Health Service Act, or PHSA, as amended, and their implementing regulations. Both drugs and biologics are also subject to other federal, state and local statutes and regulations. Disc believes that bitopertin, which is a small molecule, will be regulated by the FDA as a drug product, and DISC-0974 and DISC-0998, which are monoclonal antibodies will be regulated by FDA as biologic products. If Disc fails to comply with applicable FDA or other requirements at any time with respect to product development, clinical testing, approval or any other regulatory requirements relating to product manufacture, processing, handling, storage, quality control, safety, marketing, advertising, promotion, packaging, labeling, export, import, distribution, or sale, Disc may become subject to administrative or judicial sanctions or other legal consequences. These sanctions or consequences could include, among other things, the FDA’s refusal to approve pending applications, issuance of clinical holds for ongoing studies, suspension or revocation of approved applications, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, injunctions, fines, civil penalties or criminal prosecution.

Disc’s product candidates must be approved for therapeutic indications by the FDA before they may be marketed in the United States. For drug product candidates regulated under the FD&C Act, FDA must approve a New Drug Application, or NDA. For biologic product candidates regulated under the FD&C Act and PHSA, FDA must approve a Biologics License Application, or BLA. The process is similar for both drugs and biologics and generally involves the following:

•	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with good laboratory practice, or GLP, requirements;

•
completion of the manufacture, under current Good Manufacturing Practices, or cGMP, conditions, of the drug substance and drug product that the sponsor intends to use in human clinical trials along with required analytical and stability testing;

•	submission to the FDA of an IND which must become effective before clinical trials may begin and must be updated annually and when certain changes are made;

•	approval by an institutional review board, or IRB, or independent ethics committee at each clinical trial site before each trial may be initiated;

•
performance of adequate and well-controlled clinical trials in accordance with applicable IND regulations, good clinical practice, or GCP, requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•	preparation and submission to the FDA of an NDA or BLA;

•	a determination by the FDA within 60 days of its receipt of an NDA or BLA to file the application for review;

•
satisfactory completion of one or more FDA pre-approval or pre-license inspections of the manufacturing facility or facilities where the drug will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug or biological product’s identity, strength, quality and purity;

•	satisfactory completion of FDA audit of the clinical trial sites that generated the data in support of the NDA or BLA;

•	payment of user fees for FDA review of the NDA or BLA; and

•
FDA review and approval of the NDA or BLA, including, where applicable, consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the United States.

Preclinical Studies and Clinical Trials for Drugs and Biologics

Before testing any drug or biologic in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluations of product chemistry, formulation and stability, as well as in vitro and animal studies to assess safety and in some cases to establish the rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulation and requirements, including GLP requirements for safety/toxicology studies. The results of the preclinical studies, together with manufacturing information and analytical data, must be submitted to the FDA as part of an IND.

An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before clinical trials may begin. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes the results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. Some long-term preclinical testing may continue after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks, and imposes a full or partial clinical hold. FDA must notify the sponsor of the grounds for the hold and any identified deficiencies must be resolved before the clinical trial can begin. Submission of an IND may result in the FDA not allowing clinical trials to commence or not allowing clinical trials to commence on the terms originally specified in the IND. A clinical hold can also be imposed once a trial has already begun, thereby halting the trial until the deficiencies articulated by FDA are corrected.

The clinical stage of development involves the administration of the product candidate to healthy volunteers or patients under the supervision of qualified investigators, who generally are physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirements that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters and criteria to be used in monitoring safety and evaluating effectiveness. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable compared to the anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. The FDA, the IRB, or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trials to public registries. Information about clinical trials, including results for clinical trials other than Phase 1 investigations, must be submitted within specific timeframes for publication on www.ClinicalTrials.gov, a clinical trials database maintained by the National Institutes of Health.

Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data safety monitoring board or committee. This group provides authorization for whether or not a clinical trial may move forward at designated check points based on access that only the group maintains to available data from the trial and may recommend halting the clinical trial if it determines that the participants or patients are being exposed to an unacceptable health risk or other grounds, such as no demonstration of efficacy. Other reasons for suspension or termination may be made by Disc based on evolving business objectives and/or competitive climate.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, FDA will nevertheless accept the results of the study in support of an NDA or BLA if the study was well-designed and well-conducted in accordance with GCP requirements, including that the clinical trial was performed by a qualified investigator(s); the data are applicable to the U.S. population and U.S. medical practice; and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Clinical trials to evaluate therapeutic indications to support NDAs and BLAs for marketing approval are typically conducted in three sequential phases, which may overlap.

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Phase 1 – Phase 1 clinical trials involve initial introduction of the investigational product in a limited population of healthy human volunteers or patients with the target disease or condition. These studies are typically designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, excretion the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

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Phase 2 – Phase 2 clinical trials typically involve administration of the investigational product to a limited patient population with a specified disease or condition to evaluate the drug’s potential efficacy, to determine the optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks.

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Phase 3 – Phase 3 clinical trials typically involve administration of the investigational product to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval and physician labeling. Generally, two adequate and well-controlled Phase 3 trials are required by the FDA for approval of an NDA or BLA.

Post-approval trials, sometimes referred to as Phase 4 clinical trials or post-marketing studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of NDA or BLA approval.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA. Written IND safety reports must be submitted to the FDA and the investigators fifteen days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk for human volunteers and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than seven calendar days after the sponsor’s initial receipt of the information. During the development of a new drug or biological product, sponsors have the opportunity to meet with the FDA at certain points, including prior to submission of an IND, at the end of Phase 2 and before submission of an NDA or BLA. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date and for the FDA to provide advice on the next phase of development.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate and finalize a process for manufacturing the drug product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and manufacturers must develop, among other things, methods for testing the identity, strength, quality and purity of the final drug product. For biological products in particular, the PHSA emphasizes the importance of manufacturing control for products whose attributes cannot be precisely defined in order to help ensure safety, purity and potency. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

U.S. Marketing Approval for Drugs and Biologics

Assuming successful completion of the required clinical testing, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA or BLA requesting approval to market the product for one or more indications. An NDA is a request for approval to market a new drug for one or more specified indications and must contain proof of the drug’s safety and efficacy for the requested indications. A BLA is a request for approval to market a new biologic for one or more specified indications and must contain proof of the biologic’s safety, purity and potency for the requested indications. The marketing application is required to include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational drug, or the safety, purity and potency of the investigational biologic, to the satisfaction of the FDA. FDA must approve an NDA or BLA before a drug or biologic may be marketed in the United States. The FDA reviews all submitted NDAs and BLAs to ensure they are sufficiently complete to permit substantive review before it accepts them for filing and may request additional information rather than accepting the NDA or BLA for filing. The FDA must make a decision on accepting an NDA or BLA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the NDA or BLA. The FDA reviews an NDA or BLA to determine, among other things, whether the product is safe and effective for the indications sought and whether the facility in which it is manufactured, processed, packaged or held meets standards, including cGMP requirements, designed to assure and preserve the product’s continued identity, strength, quality and purity. Under the goals and polices agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of a new molecular entity NDA or BLA and respond to the applicant, and six months from the filing date of a new molecular entity NDA or BLA for priority review. The FDA does not always meet its PDUFA goal dates for standard or priority NDAs or BLAs, and the review process is often extended by FDA requests for additional information or clarification.

Further, under PDUFA, as amended, each NDA or BLA must be accompanied by a substantial user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs or BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA also may require submission of a Risk Evaluation and Mitigation Strategy, or REMS, if it believes that a risk evaluation and mitigation strategy is necessary to ensure that the benefits of the drug outweigh its risks. A REMS can include use of risk evaluation and mitigation strategies like medication guides, physician communication plans, assessment plans, and/or elements to assure safe use, such as restricted distribution methods, patient registries, special monitoring or other risk-minimization tools.

The FDA may refer an application for a novel drug or biologic to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, which reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA or BLA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA or BLA, the FDA may inspect one or more clinical trial sites to assure compliance with GCP and other requirements and the integrity of the clinical data submitted to the FDA.

After evaluating the NDA or BLA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a Complete Response Letter. A Complete Response Letter indicates that the review cycle of the application is complete and the application is not ready for approval. A Complete Response Letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA or BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response Letter without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the Complete Response Letter, the FDA may require additional clinical or preclinical testing or recommend other actions, such as requests for additional information or clarification, that the applicant might take in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications.

Even if the FDA approves a product, depending on the specific risk(s) to be addressed it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a product’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug or biologic intended to treat a rare disease or condition, which is a disease or condition with either a patient population of fewer than 200,000 individuals in the United States, or a patient population of 200,000 or more individuals in the United States when there is no reasonable expectation that the cost of developing and making the product available in the United States for the disease or condition will be recovered from sales of the product. Orphan drug designation must be requested before submitting an NDA or BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process, though companies developing orphan products are eligible for certain incentives, including tax credits for qualified clinical testing and waiver of application fees.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to a seven-year period of marketing exclusivity during which the FDA may not approve any other applications to market the same therapeutic agent for the same indication, except in limited circumstances, such as a subsequent product’s showing of clinical superiority over the product with orphan exclusivity or where the original applicant cannot produce sufficient quantities of product. Competitors, however, may receive approval of different therapeutic agents for the indication for which the orphan product has exclusivity or obtain approval for the same therapeutic agent for a different indication than that for which the orphan product has exclusivity. Orphan product exclusivity could block the approval of one of Disc’s products for seven years if a competitor obtains approval for the same therapeutic agent for the same indication before Disc does, unless Disc is able to demonstrate that Disc’s product is clinically superior. If an orphan designated product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan exclusivity. Further, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

The FDA may further reevaluate its regulations and policies under the Orphan Drug Act. It is unclear as to how, if at all, the FDA may change the orphan drug regulations and policies in the future.

Rare Pediatric Disease Designation and Priority Review Vouchers

Under the FD&C Act, the FDA incentivizes the development of products that meet the definition of a “rare pediatric disease,” defined to mean a serious or life-threatening disease in which the serious or life-threatening manifestations primarily affect individuals aged from birth to 18 years and the disease affects fewer than 200,000 individuals in the United States or affects 200,000 or more in the United States and for which there is no reasonable expectation that the cost of developing and making in the United States a drug for such disease or condition will be recovered from sales in the United States of such drug. The sponsor of a product candidate for a rare pediatric disease may be eligible for a voucher that can be used to obtain a priority review for a subsequent human drug application after the date of approval of the rare pediatric disease drug product, referred to as a priority review voucher, or PRV. A sponsor may request rare pediatric disease designation from the FDA prior to the submission of its NDA or BLA. A rare pediatric disease designation does not guarantee that a sponsor will receive a PRV upon approval of its NDA or BLA. Moreover, a sponsor who chooses not to submit a rare pediatric disease designation request may nonetheless receive a PRV upon approval of its marketing application if it requests such a voucher in its original marketing application and meets all of the eligibility criteria. If a PRV is received, it may be sold or transferred an unlimited number of times. Congress has extended the PRV program through September 30, 2024, with the potential for PRVs to be granted through September 30, 2026.

Expedited Development and Review Programs for Drugs and Biologics

The FDA maintains several programs intended to facilitate and expedite development and review of new drugs and biologics to address unmet medical needs in the treatment of serious or life-threatening diseases or conditions. These programs include Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval, and the purpose of these programs is to either expedite the development or review of important new drugs and biologics to get them to patients more quickly than standard FDA review timelines typically permit.

A new drug or biologic is eligible for Fast Track designation if it is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address unmet medical needs for such disease or condition. Fast track designation applies to the combination of the product candidate and the specific indication for which it is being studied. Fast Track designation provides increased opportunities for sponsor interactions with the FDA during preclinical and clinical development, in addition to the potential for rolling review once a marketing application is filed. Rolling review means that the FDA may review portions of the marketing application before the sponsor submits the complete application.

In addition, a new drug or biologic may be eligible for Breakthrough Therapy designation if it is intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug or biologic, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Breakthrough Therapy designation provides all the features of Fast Track designation in addition to intensive guidance on an efficient product development program beginning as early as Phase 1, and FDA organizational commitment to expedited development, including involvement of senior managers and experienced review staff in a cross-disciplinary review, where appropriate.

Any product submitted to the FDA for approval, including a product with Fast Track or Breakthrough Therapy designation, may also be eligible for additional FDA programs intended to expedite the review and approval process, including Priority Review designation and Accelerated Approval. A product is eligible for Priority Review, once an NDA or BLA is submitted, if the product that is the subject of the marketing application has the potential to provide a significant improvement in safety or effectiveness in the treatment, diagnosis or prevention of a serious disease or condition. Under priority review, the FDA’s goal date to take action on the marketing application is six months compared to ten months for a standard review.

Products are eligible for Accelerated Approval if they can be shown to have an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or an effect on a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, which is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. Accelerated Approval is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, adequate and well-controlled additional post-approval confirmatory studies to verify and describe the product’s clinical benefit. The FDA may withdraw approval of a product or an indication approved under Accelerated Approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product. In addition, for products being considered for Accelerated Approval, the FDA generally requires, unless otherwise informed by the agency, that all advertising and promotional materials intended for dissemination or publication within 120 days of marketing approval be submitted to the agency for review during the pre-approval review period. After the 120-day period has passed, all advertising and promotional materials must be submitted at least 30 days prior to the intended time of initial dissemination or publication.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, Fast Track designation, Breakthrough Therapy designation, Priority Review and Accelerated Approval do not change the scientific or medical standards for approval or the quality of evidence necessary to support approval, though they may expedite the development or review process.

Pediatric Information and Pediatric Exclusivity

Under the Pediatric Research Equity Act, or PREA, as amended, certain NDAs and BLAs and certain NDA and BLA supplements must contain data that can be used to assess the safety and efficacy of the product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. The FD&C Act requires that a sponsor who is planning to submit a marketing application for a product candidate that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan, or PSP, within 60 days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 study. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs. Unless otherwise required by regulation, PREA does not apply to a drug or biologic for an indication for which orphan designation has been granted.

A product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

U.S. Post-Approval Requirements for Drugs and Biologics

Drugs and biologics manufactured or distributed pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, reporting of adverse experiences with the product, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities.

Although physicians may prescribe approved products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, including not only by company employees but also by agents of the company or those speaking on the company’s behalf, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Promotional materials for approved drugs and biologics must be submitted to the FDA in conjunction with their first use or first publication. Further, if there are any modifications to the drug or biologic, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA or BLA or NDA or BLA supplement, which may require the development of additional data or preclinical studies and clinical trials.

The FDA may impose a number of post-approval requirements as a condition of approval of an NDA or BLA. For example, the FDA may require post-market testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization. In addition, manufacturers and their subcontractors involved in the manufacture and distribution of approved drugs and biologics are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMPs, which impose certain procedural and documentation requirements on sponsors and their CMOs. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon Disc and any third-party manufacturers that a sponsor may use. Additionally, manufacturers and other parties involved in the drug supply chain for prescription drug and biological products must also comply with product tracking and tracing requirements and for notifying FDA of counterfeit, diverted, stolen and intentionally adulterated products or products that are otherwise unfit for distribution in the United States. Accordingly, manufacturers must continue to expend time money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. Failure to comply with statutory and regulatory requirements may subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, product seizures, injunctions, civil penalties or criminal prosecution. There is also a continuing, annual program user fee for any marketed product.

The FDA may withdraw approval of a product if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, requirements for post-market studies or clinical trials to assess new safety risks, or imposition of distribution or other restrictions under a REMS. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

•	fines, warning letters or holds on post-approval clinical trials;

•	refusal of the FDA to approve applications or supplements to approved applications, or suspension or revocation of product approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	injunctions or the imposition of civil or criminal penalties;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs; and

•	mandated modification of promotional materials and labeling and issuance of corrective information.

U.S. Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of Disc’s future product candidates, some of Disc’s United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit restoration of the patent term of up to five years as compensation for patent term lost during the FDA regulatory review process. Patent term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA or BLA plus the time between the submission date of an NDA or BLA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, Disc may apply for restoration of patent term for its currently owned or licensed patents to add patent life beyond a patent’s current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA or BLA.

Marketing exclusivity provisions under the FDCA also can delay the submission or the approval of certain drug product applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an Abbreviated New Drug Application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

U.S. Biosimilars and Exclusivity

The Biologics Price Competition and Innovation Act, or BPCIA, created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars in the United States. Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

Other Regulatory Matters

Manufacturing, labeling, packaging, distribution, sales, promotion and other activities of product candidates following product approval, where applicable, or commercialization are also potentially subject to federal and state consumer protection and unfair competition laws, among other requirements to which Disc may be subject. Additionally, the activities associated with the commercialization of product candidates is subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, which may include the Centers for Medicare & Medicaid Services, or CMS, other divisions of the U.S. Department of Health and Human Services, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive recordkeeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with any of these laws or regulatory requirements may subject firms to legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, exclusion from federal healthcare programs, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, relabeling or repackaging, or refusal to allow a firm to enter into supply contracts, including government contracts. Any claim or action against Disc for violation of these laws, even if Disc successfully defends against it, could cause Disc to incur significant legal expenses and divert its management’s attention from the operation of its business. Prohibitions or restrictions on marketing, sales or withdrawal of future products marketed by Disc could materially affect Disc’s business in an adverse way.

Changes in statutes, regulations, or the interpretation of existing regulations could impact Disc’s business in the future by requiring, for example: (i) changes to Disc’s manufacturing arrangements; (ii) additions or modifications to product labeling or packaging; (iii) the recall or discontinuation of Disc’s products; or (iv) additional recordkeeping requirements. If any such changes were to be imposed, they could adversely affect the operation of Disc’s business.

Patients Rely on Insurance Coverage by Third-Party Payors (third-party payors include Medicare and Medicaid (government payors) and commercial insurance companies such as Blue Cross Blue Shield, Humana, Cigna, etc.) to Pay for Products

In the United States and markets in other countries, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Disc’s ability to successfully commercialize its product candidates will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow Disc to establish or maintain pricing sufficient to realize a sufficient return on Disc’s investment. Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels.

No Uniform Policy Exists for Coverage and Reimbursement in the U.S.

There is also significant uncertainty related to the insurance coverage and reimbursement of newly approved products and coverage may be more limited than the purposes for which the medicine is approved by the FDA or comparable foreign regulatory authorities. In the United States, the principal decisions about reimbursement for new medicines are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services. CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree.

Further, due to the COVID-19 pandemic, millions of individuals have lost/will be losing employer-based insurance coverage, which may adversely affect Disc’s ability to commercialize its products. It is unclear what effect, if any, the American Rescue Plan will have on the number of covered individuals.

Other Healthcare Laws

Pharmaceutical companies are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business that may constrain the financial arrangements and relationships through which Disc researches, as well as sells, markets and distributes any products for which Disc obtains marketing authorization. Such laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, and transparency laws and regulations related to drug pricing and payments and other transfers of value made to physicians and other healthcare providers. If Disc’s operations are found to be in violation of any of such laws or any other governmental regulations that apply, Disc may be subject to penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and responsible individuals may be subject to imprisonment.

Affordable Care Act and Legislative Reform Measures

Payors, whether domestic or foreign, or governmental or private, are developing increasingly sophisticated methods of controlling healthcare costs and those methods are not always specifically adapted for new technologies such as gene therapy and therapies addressing rare diseases such as those Disc is developing. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact Disc’s ability to sell its products profitably. In particular, in 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively, the ACA, was enacted, which, among other things, subjected biologic products to potential competition by lower-cost biosimilars; addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations; subjected manufacturers to new annual fees and taxes for certain branded prescription drugs; created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% pursuant to the Bipartisan Budget Act of 2018, effective as of January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and provided incentives to programs that increase the federal government’s comparative effectiveness research.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an Executive Order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The Executive Order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. It is unclear how other healthcare reform measures of the Biden administrations or other efforts, if any, to challenge repeal or replace the ACA, will impact Disc’s business.

Other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. For example, on March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 into law, which eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source and innovator multiple source drugs, beginning January 1, 2024. Further, in August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs, including aggregate reductions of Medicare payments to providers of 2% per fiscal year. These reductions went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension that lasted from May 1, 2020 through March 31, 2022 due to the COVID-19 pandemic. Following the suspension, a 1% payment reduction began April 1, 2022, lasting through June 30, 2022. The 2% payment reduction resumed on July 1, 2022.

Other U.S. Environmental, Health and Safety Laws and Regulations

Disc may be subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. From time to time and in the future, Disc’s operations may involve the use of hazardous and flammable materials, including chemicals and biological materials, and may also produce hazardous waste products. Even if Disc contracts with third parties for the disposal of these materials and waste products, Disc cannot completely eliminate the risk of contamination or injury resulting from these materials. In the event of contamination or injury resulting from the use or disposal of Disc’s hazardous materials, Disc could be held liable for any resulting damages, and any liability could exceed Disc’s resources. Disc also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

Disc maintains workers’ compensation insurance to cover costs and expenses Disc may incur due to injuries to its employees as well as insurance for environmental liability, but this insurance may not provide adequate coverage against potential liabilities. However, Disc does not maintain insurance for toxic tort claims that may be asserted against Disc.

In addition, Disc may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. Current or future environmental laws and regulations may impair Disc’s research, development or production efforts. In addition, failure to comply with these laws and regulations may result in substantial fines, penalties or other sanctions.

Employees and Human Capital Resources

As of August 9, 2022, Disc had 37 full-time employees, including 18 who hold Ph.D. or M.D. degrees, and one part-time employee. Of the full-time employees, 27 employees are engaged in research and development and 10 employees are engaged in management or general and administrative activities. None of Disc’s employees are subject to a collective bargaining agreement or represented by a trade or labor union. Disc considers its relationship with its employees to be good.

Disc’s human capital objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating its existing and additional employees. The principal purposes of Disc’s equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

Facilities

Disc’s principal office is located at 321 Arsenal Street, Suite 101, Watertown, MA 02472, where Disc leases approximately 7,566 square feet of office space. The lease term began in November 2021 and will end in November 2026. Disc believes that these facilities will be adequate for its near-term needs. If required, Disc believes that suitable additional or substitute space will be available in the future on commercially reasonable terms to accommodate any such expansion of its operations.

Legal Proceedings

From time to time, Disc may be involved in various other claims and legal proceedings relating to claims arising out of Disc’s operations. Disc is not currently a party to any material legal proceedings.